As filed with the Securities and Exchange Commission on May 31, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Lamar Advertising Company
(Exact name of registrant as specified in its charter)

Delaware	7311	72-1449411
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000
(Address, Including ZIP Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Kevin P. Reilly, Jr.
President
Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000
(Name, Address, Including ZIP Code and Telephone Number,
Including Area Code, of Agent for Service)

with copies to:

Stacie Aarestad, Esq.	James J. Clark, Esq.
Edwards Angell Palmer & Dodge LLP	Cahill Gordon & Reindel LLP
111 Huntington Avenue At Prudential Center	80 Pine Street
Boston, Massachusetts 02199-7613	New York, New York 10005
(617) 239-0100	(212) 701-3000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit(1)	Price(1)	Registration Fee(1)
2 7/8% Convertible Notes due 2010 — Series B	$287,500,000	$1,397.50	$401,781,250	$12,335
Class A common stock, par value $0.001 per share	(2)	(2)	(2)	(2)

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. These amounts reflect a reduction for an exchange fee of $2.50 for each $1,000 face value of the 2 7/8% Convertible Notes due 2010 — Series B.

(2)	Includes such indeterminate number of shares of Class A common stock as may be issued upon conversion of the new notes registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

    PROSPECTUS
SUBJECT TO COMPLETION DATED MAY 31, 2007

Lamar Advertising Company

Offer to Exchange a New Series of 2 7/8% Convertible Notes Due 2010 — Series B
and an Exchange Fee for All Outstanding 2 7/8% Convertible Notes due 2010

The Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, a new series of 2 7/8% Convertible Notes due 2010 — Series B and an exchange fee for all of our 2 7/8% Convertible Notes due 2010. We refer to this offer as the “exchange offer.” We refer to our existing 2 7/8% Convertible Notes due 2010 as the “outstanding notes” and to the new series of 2 7/8% Convertible Notes due 2010 — Series B as the “new notes.” The CUSIP number of the outstanding notes is 512815 AG 6, and the CUSIP number of the new notes is 512815 AH 4.

Upon completion of the exchange offer, each $1,000 principal amount of outstanding notes that are validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount of new notes and an exchange fee of $2.50.

The exchange offer expires at midnight, New York City time, on June 27, 2007, which we refer to as the “expiration date,” unless earlier terminated or extended by us.

Tenders of outstanding notes may be withdrawn at any time before midnight, New York City time on the expiration date of the exchange offer.

The New Notes

Comparison:  The terms of the new notes differ from the terms of the outstanding notes in the following ways:

The new notes are convertible into shares of our Class A common stock, cash or a combination thereof, at our option.

The new notes are convertible only under the following circumstances: (1) if the closing sale price of our Class A common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if specified distributions to holders of our Class A common stock occur, (3) if a fundamental change or change of control occurs or (4) during the 10 business days prior to maturity. The outstanding notes are convertible at the option of the holders without restrictions.

The conversion rate applicable to the new notes will be increased if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a fundamental change as described in this prospectus, subject to certain exceptions. The conversion rate for the new notes also will be adjusted for certain events, including payment of cash dividends on our Class A common stock. The “conversion rate” as that term is used in this prospectus means the conversion rate in effect at any given time.

Maturity:  The new notes will mature on December 31, 2010.

Interest Payments:  We will pay interest on June 30 and December 31 of each year, beginning on June 30, 2007.

Ranking:  The new notes are our general unsecured obligations and will rank equally in right of payment with all of our other senior, unsecured debt obligations.

Repurchase at Option of Holders:  Holders may require us to purchase for cash all or a portion of their new notes upon a change of control.

See “Risk Factors” beginning on page 10 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The dealer-manager for this exchange offer is:

Wachovia Securities

The date of this prospectus is          , 2007

Page

Where You Can Find More Information	i
Incorporation By Reference	i
Industry and Market Data	ii
Statements Regarding Forward-Looking Information	ii
Prospectus Summary	1
Risk Factors	10
Use of Proceeds	21
Ratio of Earnings to Fixed Charges	21
Price Range of Class A Common Stock	21
Dividend Policy	22
Selected Historical Consolidated Financial Data	23
The Exchange Offer	25
Description of Material Indebtedness	33
Description of the New Notes	39
Material United States Federal Income Tax Considerations	59
Description of Capital Stock	65
Legal Matters	67
Experts	67
Form of Dealer Manager Agreement
Form of Second Supplemental Indenture
Opinion of Edwards Angell Palmer & Dodge LLP
Tax Opinion of Edwards Angell Palmer & Dodge LLP
Statement Regarding Computation of Earnings to Fixed Charges
Subsidiaries of the Company
Consent of KPMG LLP
Statement of Eligibility of Trustee on Form T-1
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery
Form of Letter to Registered Holders and DTC Participants
Form of Letter to Beneficial Holders

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should not rely on any unauthorized information or representations. This prospectus is an offer to exchange only the new notes offered by this prospectus, and only under the circumstances and in those jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Lamar Advertising Company is a Delaware corporation. Our principal executive offices are located at 5551 Corporate Blvd., Baton Rouge, LA 70808, and our telephone number at that address is (225) 926-1000. Our web site is located at http://www.lamar.com. The information on or linked to from the web site is not part of this prospectus.

In this prospectus, except as the context otherwise requires or as otherwise noted, “Lamar Advertising,” “we,” “us” and “our” refer to Lamar Advertising Company and its subsidiaries, except with respect to the notes, in which case such terms refer only to Lamar Advertising Company. Lamar Media Corp., our direct wholly owned subsidiary, is referred to herein as “Lamar Media.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov and our internet website at http://www.lamar.com. The information on our website does not constitute a part of this prospectus and is not incorporated herein by reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be a part of this prospectus. The reports and other documents we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. We incorporate by reference the documents listed below and any documents we file subsequently with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the

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initial registration statement and prior to the effectiveness of the registration statement and after the date of the prospectus and prior to the termination of the offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007;

•	Our Current Reports on Form 8-K filed with the SEC on March 19, 2007, March 29, 2007 and May 30, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 10, 2007; and

•	The description of our common stock in our registration statement on Form 8-A/A, filed on July 27, 1999, including any amendment or reports filed for the purpose of updating this description.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Lamar Advertising Company
Attn: Keith Istre
5551 Corporate Boulevard
Baton Rouge, LA 70808
(225) 926-1000

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements, including statements regarding our future financial performance and condition, business plans, objectives, prospects, growth and operating strategies and market opportunities. These are statements that relate to future periods and include statements regarding our anticipated performance.

Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others:

•	risks and uncertainties relating to our significant indebtedness;

•	the demand for outdoor advertising;

•	the performance of the U.S. economy generally and the level of expenditures on outdoor advertising in particular;

•	our ability to renew expiring contracts at favorable rates;

•	the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions;

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•	our need for and ability to obtain additional funding for acquisitions or operations; and

•	the regulation of the outdoor advertising industry by federal, state and local governments.

Although we believe that the statements contained in this prospectus are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents incorporated by reference into the registration statement of which this prospectus forms a part. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated herein by reference. Unless otherwise indicated, financial information included or incorporated by reference into this prospectus is presented on an historical basis.

Lamar Advertising Company

We are one of the largest outdoor advertising companies in the United States based on number of displays and have operated under the Lamar name since 1902. As of March 31, 2007, we owned and operated approximately 151,000 billboard advertising displays in 44 states, Canada and Puerto Rico, operated over 97,000 logo advertising displays in 19 states and the province of Ontario, Canada, and operated approximately 28,100 transit advertising displays in 17 states, Canada and Puerto Rico. We offer our customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance.

Our Business

We operate three types of outdoor advertising displays: billboards, logo signs and transit advertising displays.

Billboards.  We sell most of our advertising space on two types of billboards: bulletins and posters.

•	Bulletins are generally large, illuminated advertising structures that are located on major highways and target vehicular traffic.

•	Posters are generally smaller advertising structures that are located on major traffic arteries and city streets and target vehicular and pedestrian traffic.

In addition to these traditional billboards, we are also introducing digital billboards which are generally located on major traffic arteries and city streets. As of March 31, 2007, we owned and operated approximately 390 digital billboard advertising displays in 36 states.

Logo Signs.  We sell advertising space on logo signs located near highway exits.

•	Logo signs generally advertise nearby gas, food, camping, lodging and other attractions.

We are the largest provider of logo signs in the United States, operating 19 of the 25 privatized state logo sign contracts. As of March 31, 2007, we operated approximately 97,000 logo sign advertising displays in 19 states and Canada.

Transit Advertising Displays.  We also sell advertising space on the exterior and interior of public transportation vehicles, transit shelters and benches in 65 markets. As of March 31, 2007, we operated approximately 28,100 transit advertising displays in 17 states, Canada and Puerto Rico.

Operating Strategies

We strive to be a leading provider of outdoor advertising services in each of the markets that we serve, and our operating strategies for achieving that goal include:

Continuing to provide high quality local sales and service.  We seek to identify and closely monitor the needs of our customers and to provide them with a full complement of high quality advertising services. Local advertising constituted approximately 80% of our net revenues for the three months ended March 31, 2007, which management believes is higher than the industry average. We believe that the experience of our regional and local managers has contributed greatly to our success. For example, regional managers have been with us for an average of 25 years. In an effort to provide high quality sales and service at the local level, we employed approximately 900 local account executives as of March 31, 2007. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of the central office, as well as offices in our other markets, in the event business opportunities or customers’ needs support such an allocation of resources.

Continuing a centralized control and decentralized management structure.  Our management believes that, for our particular business, centralized control and a decentralized organization provide for greater economies of scale and are more responsive to local market demands. Therefore, we maintain centralized accounting and financial control over our local operations, but the local managers are responsible for the day-to-day operations in each local market and are compensated according to that market’s financial performance.

Continuing to focus on internal growth.  Within our existing markets, we seek to increase our revenue and improve our cash flow by employing highly-targeted local marketing efforts to improve our display occupancy rates and by increasing advertising rates where and when demand can absorb rate increases. Our local offices lead this effort and respond to local customer demands quickly.

In addition, we routinely invest in upgrading our existing displays and constructing new displays. From January 1, 1997 to March 31, 2007, we invested approximately $966 million in improvements to our existing displays and in constructing new displays. Our regular improvement and expansion of our advertising display inventory allow us to provide high quality service to our current advertisers and to attract new advertisers.

Continuing to pursue strategic acquisitions.  We intend to enhance our growth by continuing to pursue strategic acquisitions that result in increased operating efficiencies, greater geographic diversification, increased market penetration and opportunities for inter-market cross-selling. In addition to acquiring outdoor advertising assets in new markets, we acquire complementary outdoor advertising assets within existing markets and in contiguous markets. We have a proven track record of integrating acquired outdoor advertising businesses and assets. Since January 1, 1997, we have successfully completed over 800 acquisitions, including over 260 acquisitions for an aggregate purchase price of approximately $670 million from January 1, 2004 to March 31, 2007. Although the advertising industry is becoming more consolidated, we believe acquisition opportunities still exist, given the industry’s continued fragmentation among smaller advertising companies.

Continuing to pursue other outdoor advertising opportunities.  We plan to pursue additional logo sign contracts. Logo sign opportunities arise periodically, both from states initiating new logo sign programs and from states converting government-owned and operated programs to privately-owned and operated programs. Furthermore, we plan to pursue additional tourist oriented directional sign programs in both the Untied States and Canada and also other motorist information signing programs as opportunities present themselves. In an effort to maintain market share, we have entered the transit advertising business through the operation of displays on bus shelters, benches and buses in 65 of our advertising markets.

Summary of the Exchange Offer

Purpose of the Exchange Offer	The purpose of the exchange offer is to change certain terms of the outstanding notes, including the type of consideration that we may use to pay holders upon conversion. The new notes are convertible into Class A common stock, cash or a combination thereof, at our option, subject to certain conditions, while the outstanding notes are convertible solely into Lamar’s Class A common stock.

The Exchange Offer and Exchange Fee	We are offering to exchange $1,000 principal amount of new notes and an exchange fee of $2.50 for each $1,000 principal amount of outstanding notes accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive, including that the registration statement and any post-effective amendment to the registration statement covering the new notes be effective under the Securities Act of 1933, as amended, or the “Securities Act.” See “The Exchange Offer — Conditions to the Exchange Offer.”

Expiration Date; Extension	This exchange offer will expire at midnight, New York City time, on June 27, 2007, unless extended or terminated by us, which date we refer to as the “expiration date.” We may extend the expiration date for any reason. If we decide to extend the exchange offer, we will announce the extension by press release or other permitted means no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Outstanding Notes	In order to exchange outstanding notes, you must tender the outstanding notes together with a properly completed letter of transmittal and the other agreements and documents described in this prospectus and the letter of transmittal.

If you own outstanding notes held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct the broker or third party to tender the outstanding notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this prospectus and the letter of transmittal. We will determine in our reasonable discretion whether any outstanding notes have been validly tendered.

Outstanding notes may be tendered by electronic transmission of acceptance through The Depositary Trust Company’s, or DTC’s, Automated Tender Offer Program, or ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender outstanding notes through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this prospectus on how to tender your notes.

If we decide for any reason not to accept any outstanding notes for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Procedures for Exchange.”

Guaranteed Delivery Procedures for Tendering Outstanding Notes	If you cannot meet the expiration deadline or you cannot deliver your outstanding notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC, Euroclear or Clearstream standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	We will accept any outstanding notes that are properly tendered for exchange before midnight, New York City time, on the day this exchange offer expires. The exchange notes will be delivered promptly after expiration of this exchange offer upon the terms and subject to the conditions in this prospectus and the letter of transmittal.

Withdrawal Rights	If you tender your outstanding notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before midnight, New York City time, on the day this exchange offer expires.

Consequences If You Do Not Exchange Your Outstanding Notes	The liquidity and trading market for outstanding notes not tendered in the exchange offer could be adversely affected to the extent a significant number of the outstanding notes are tendered and accepted in the exchange offer. Holders who do not exchange their outstanding notes for new notes will not receive the exchange fee. Holders of outstanding notes who do not exchange their outstanding notes for new notes can continue to convert their outstanding notes during the term of the outstanding notes in accordance with the terms of the outstanding notes.

United States Federal Income Tax Considerations	The United States federal income tax consequences of the exchange of outstanding notes for new notes are not entirely clear. We intend to take the position, however, that the exchange of outstanding notes for new notes will not constitute a significant modification of the terms of the outstanding notes and that, as a result, the new notes will be treated as a continuation of the outstanding notes and there will be no United States federal income tax consequences to holders who participate in the exchange offer, except that holders will have to recognize the amount of the exchange fee as ordinary income. Unless an exemption applies, we may withhold at a rate of 30% from the payment of the exchange fee to any non-U.S. Holder (as defined herein) participating in the exchange offer. If, contrary to our position, the exchange of the outstanding notes for the new notes does constitute a significant modification to the terms of the outstanding notes, the U.S. federal income tax consequences to you could materially differ.

Exchange Agent	The Bank of New York Trust Company, N.A. is serving as the exchange agent. Its address and telephone number are provided on the back cover page of this prospectus. See “The Exchange Offer — Exchange Agent.”

Information Agent	The Altman Group has been appointed as the information agent for the exchange offer. Its address and telephone number are provided on the back cover of this prospectus. See “The Exchange Offer — Information Agent.”

Dealer-Manager	Wachovia Capital Markets, LLC (“Wachovia Securities” or “Dealer-Manager”) has been retained to act as dealer-manager in connection with the exchange offer. Its address and telephone number are provided on the back cover of this prospectus. See “The Exchange Offer — Dealer-Manager.”

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. See “Use of Proceeds.”

Material Differences Between the Outstanding Notes and the New Notes

The material differences between the outstanding notes and the new notes are described in the table below. The table below is qualified in its entirety by the information contained elsewhere in this prospectus and the documents governing the outstanding notes and the new notes, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the new notes, see “Description of the New Notes.”

	Outstanding Notes	New Notes

Securities Offered	$287,500,000 aggregate principal amount of 2 7/8% Convertible Notes due 2010 (the ‘‘outstanding notes”).	Up to $287,500,000 aggregate principal amount of 2 7/8% Convertible Notes due 2010 — Series B (the ‘‘new notes”).
Conversion Rights	Holders may convert their outstanding notes at their option at any time.	Holders may convert their new notes under the following circumstances:

•   during any calendar quarter commencing at any time after September 30, 2007, but only during such calendar quarter, if the closing sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 160% of the conversion price per share, which is $1,000 divided by the conversion rate;

•   during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of new notes for each day of that period was less than 98% of the product of the closing sale price of our Class A common stock for each day of that period and the conversion rate;

• if specified distributions to holders of our Class A common stock are made, or specified corporate transactions occur;
• if a fundamental change or change of control occurs; or
• during the 10 trading days prior to, but excluding, the maturity date.
Settlement upon Conversion	Upon conversion of the outstanding notes, we will deliver	Upon conversion of the new notes, we will deliver, in respect of each $1,000 principal amount of new

	Outstanding Notes	New Notes

shares of our Class A common stock at the conversion rate.	notes shares of our Class A common stock, cash or a combination thereof at our option.
For a detailed description of these provisions, see ‘‘Description of the New Notes — Conversion Settlement.”
Make Whole Upon
Fundamental Change	None.	If a fundamental change occurs and a holder elects to convert notes in connection with such transaction, we will increase the conversion rate in connection with such conversion by a number of additional shares of Class A common stock based on the date such transaction becomes effective and the price paid per share of Class A common stock in such transaction as described under ‘‘Description of the New Notes — Conversion Rate Adjustments — Make Whole Upon Fundamental Change” in this prospectus.
Dividend Protection	If we distribute a quarterly cash dividend on shares of our Class A common stock, we will increase the conversion rate (by multiplying the conversion rate in effect immediately before the dividend record date by a fraction, the numerator of which is the five day average closing sale price per share of the Class A common stock, and the denominator of which is the five day average closing sale price per share of the Class A common stock minus the amount of the cash dividend per share), based on the amount by which the quarterly cash dividend per share exceeds 1.25% of the five day average closing sale price per share of Class A common stock.	If we distribute a quarterly or non- quarterly cash dividend on shares of our Class A common stock, we will increase the conversion rate (by multiplying the conversion rate in effect immediately before the dividend record date by a fraction, the numerator of which is the ten day average closing sale price per share of the Class A common stock plus the amount of the cash dividend per share, and the denominator of which is the ten day average closing sale price per share of the Class A common stock), based upon the full amount of the cash dividend per share.
If we distribute a non-quarterly cash dividend on our Class A common stock, we will increase the conversion rate by the same formula, based upon the full amount of the non- quarterly cash dividend per share.

Summary of the New Notes

The following is a summary of some of the terms of the new notes. For a more complete description of the new notes, see “Description of the New Notes.”

Issuer	Lamar Advertising Company.

New Notes	Up to $287,500,000 aggregate principal amount of 2 7/8% Convertible Notes due 2010 — Series B.

Maturity Date	December 31, 2010.

Interest Rate	2 7/8% per year.

Interest Payment Date	June 30 and December 31 of each year, beginning June 30, 2007.

Conditions to Conversion	Holders may surrender their notes for shares of our Class A common stock, cash or a combination thereof, as elected by us, at the conversion rate. The initial conversion rate for each $1,000 principal amount of new notes is 20.4518, which is equivalent to an initial conversion price of approximately $48.90 per share of Class A common stock. The new notes will only be convertible under the following circumstances:

• during any calendar quarter commencing at any time after
September 30, 2007 but only during such calendar quarter, if the closing sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 160% of the conversion price per share, which is $1,000 divided by the conversion rate;

• during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of new notes for each day of that period was less than 98% of the product of the closing sale price of our Class A common stock for each day of that period and the conversion rate;

• if specified distributions to holders of our Class A common stock are made, or specified corporate transactions occur;

• if a fundamental change or change of control occurs; or

• during the 10 trading days prior to, but excluding, the maturity date.

Conversion Rate Adjustments	If a fundamental change occurs and a holder elects to convert notes in connection with such transaction, we will increase the conversion rate in connection with such conversion by a number of additional shares of Class A common stock based on the date such transaction becomes effective and the price paid per share of Class A common stock in such transaction as described under “Description of the New Notes — Conversion Rate Adjustments — Make Whole Upon Fundamental Change” in this prospectus. The conversion rate for the new notes also will be adjusted for certain events, including payment of cash dividends on our Class A common stock.

If we undergo a “public acquirer fundamental change,” however, we may elect to change the conversion rights of the new notes that are converted in connection with that public acquirer fundamental change (in lieu of increasing the conversion rate applicable to the new notes that are converted in connection with that public acquirer fundamental change), as described under “Description of the New Notes — Conversion Rate Adjustments — Fundamental Change Involving a Public Acquirer Fundamental Change” in this prospectus.

Repurchase at Option of Holders Upon a Change of Control	If we undergo a “change of control,” as that term is defined in the new notes, you will have the right, subject to certain conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of the principal amount of the new notes, plus accrued interest to the date of repurchase. See “Description of the New Notes — Repurchase at Option of Holders Upon a Change of Control.”

Ranking	The new notes are our general unsecured obligations and will rank equally in right of payment with all of our other senior, unsecured debt obligations. The new notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, partnerships and affiliated joint ventures. As of March 31, 2007, our subsidiaries had approximately $2.2 billion of total debt outstanding (excluding a mirror note issued by Lamar Media to us in aggregate principal amount of $287.5 million) that effectively ranked senior to the new notes.

Voting Rights of Class A Common Stock	We have two classes of common stock: Class A common stock and Class B common stock. The Class A common stock and the Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one vote and a share of Class B common stock entitles the holder to ten votes. The Reilly Family Limited Partnership, which is controlled by Kevin P. Reilly, Jr., our President and Chief Executive Officer, and certain members of the Reilly family are the beneficial owners of all the outstanding shares of Class B common stock, representing approximately 65% of the total voting power of the common stock.

Risk Factors

See “Risk Factors” for a discussion of certain factors that you should carefully consider before investing in the new notes.

RISK FACTORS

Before deciding whether to tender your outstanding notes, you should carefully consider the following information in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those implied by our forward-looking statements. See also “Statements Regarding Forward-Looking Information.”

Risks Related to the Exchange Offer

Holders who fail to exchange their outstanding notes may have reduced liquidity after the exchange offer.

We have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease could reduce the liquidity of the trading market for the outstanding notes. We cannot assure you of the liquidity, or even the continuation, of any trading market for the outstanding notes following the exchange offer.

The value of the new notes may be less than the value of the outstanding notes.

We are not making a recommendation as to whether holders of the outstanding notes should exchange them. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the outstanding notes for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. The value of the new notes received in the exchange offer may not in the future equal or exceed the value of the outstanding notes tendered, and we do not take a position as to whether you should participate in the exchange offer.

You must comply with the exchange offer procedures to receive new notes.

Delivery of new notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•	a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for new notes should allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. See “The Exchange Offer — Procedures for Exchange” and “The Exchange Offer — Miscellaneous.”

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

An active trading market may not develop for the new notes.

Although there is an active trading market in the Class A common stock of Lamar Advertising, the new notes have no established trading market and will not be listed on any securities exchange. The new notes will be eligible for trading in The PORTAL Market. The liquidity of any market for the new notes will depend upon various factors, including:

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the overall market for convertible securities;

•	the trading price of our Class A common stock;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the new notes.

The U.S. federal income tax consequences of the exchange of the outstanding notes for the new notes are not entirely clear.

The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the new notes are not entirely clear because there is no statutory, administrative or judicial authority that specifically addresses an exchange with the terms of the exchange offer. We intend to take the position that the modifications to the outstanding notes resulting from the exchange of outstanding notes for new notes should not constitute a significant modification of the outstanding notes for U.S. federal income tax purposes. Assuming that this position is correct, the new notes will be treated as a continuation of the outstanding notes and, except for the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges outstanding notes for new notes pursuant to the exchange offer. There can be no assurances, however, that the IRS will agree that the exchange does not constitute a significant modification of the outstanding notes. If the exchange were to constitute a significant modification of the outstanding notes and either the outstanding notes or the new notes were not treated as “securities” for United States federal income tax purposes, the exchange would be a taxable transaction for United States federal income tax purposes.

No authority specifically addresses a payment of cash consideration (i.e., the exchange fee) to the holders of outstanding notes as part of a transaction such as the exchange offer. Although the matter is not free from doubt, we will treat the payment of the cash consideration as ordinary income to holders participating in the exchange offer. Accordingly, unless an exception applies, we intend to withhold tax at a rate of 30% from the payment of the cash consideration to any non-U.S. holder participating in the exchange.

Risks Related to the New Notes

Because Lamar Advertising Company is a holding company, the new notes will be effectively subordinated to all of the existing and future debt and obligations of Lamar Media Corp. and its subsidiaries, and we may be unable to fulfill our obligations under the new notes.

Because the new notes are obligations of a holding company that has no significant assets or independent operations other than the equity of Lamar Media, our wholly owned subsidiary, the new notes will be effectively subordinated to all existing and future indebtedness and obligations of Lamar Media and its subsidiaries. At March 31, 2007, Lamar Media had approximately $2.2 billion of total debt outstanding (excluding a mirror note issued by Lamar Media to us in aggregate principal amount of $287.5 million) to which the new notes will be effectively subordinated. In addition, under the terms of the indentures governing Lamar Media’s senior subordinated notes and the terms of Lamar Media’s bank credit facility, it can incur substantially more debt.

As a consequence, we will be able to make payments on the new notes only to the extent that the instruments representing indebtedness of Lamar Media and its subsidiaries permit payments to be distributed as a dividend on equity to Lamar Advertising and there are amounts legally available to be distributed. Lamar Media’s existing indentures and its bank credit agreement would block upstream payments of this type under various circumstances, including the bankruptcy, liquidation or reorganization of Lamar Media and its subsidiaries, and during the continuance of defaults under these agreements.

In addition, following the liquidation of any subsidiary of Lamar Advertising, the creditors of that subsidiary will be entitled to be paid in full before Lamar Advertising is entitled to a distribution of any assets in the liquidation.

We have substantial debt and intend to incur additional debt in the future that could adversely affect our business, financial condition and financial results and prevent us from fulfilling our obligations under the new notes.

We have borrowed substantially in the past and will continue to borrow in the future. At March 31, 2007, we had approximately $2.5 billion of total consolidated debt outstanding, consisting of approximately $1.2 billion in bank debt, $989.3 million in various series of senior subordinated notes, $6.6 million in other short-term and long-term debt, and $287.5 million in aggregate principal amount of the outstanding 2 7/8% convertible notes due 2010 that are subject to this exchange offer. Despite the level of debt presently outstanding, the terms of the indentures governing the senior subordinated notes issued by Lamar Media and our notes and the terms of Lamar Media’s bank credit facility allow us, Lamar Media and its subsidiaries to incur substantially more debt, including approximately $385 million available for borrowing as of March 31, 2007 under Lamar Media’s revolving bank credit facility.

Our substantial debt and our use of cash flow from operations to make principal and interest payments on our debt may, among other things:

•	limit the cash flow available to fund our working capital, capital expenditures or other general corporate requirements;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures or other general corporate requirements;

•	inhibit our ability to fund or finance an appropriate level of acquisition activity, which has traditionally been a significant component of our year-to-year revenue growth;

•	place us at a competitive disadvantage relative to those of our competitors that have less debt;

•	make it more difficult for us to comply with the financial covenants in Lamar Media’s bank credit facility, which could result in a default and an acceleration of all amounts outstanding under the facility;

•	force us to seek and obtain alternate or additional sources of funding, which may be unavailable, or may be on less favorable terms, or may require the consent of lenders under Lamar Media’s bank credit facility or the holders of our other debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	increase our vulnerability to general adverse economic and industry conditions.

Any of these problems could adversely affect our business, financial condition and financial results.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations.

Our ability to generate cash flow from operations to make principal and interest payments on our debt, including the new notes, will depend on our future performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, including general economic conditions, our customers’ allocation of advertising expenditures among available media and the amount spent on advertising in general. If our operations do not generate sufficient cash flow to satisfy our debt service obligations, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, or reducing or delaying capital investments and acquisitions. We cannot guarantee that such additional funds or alternative financing will be available on favorable terms, if at all. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

Restrictions in our and Lamar Media’s debt agreements reduce operating flexibility and contain covenants and restrictions that create the potential for defaults, which could adversely affect our business, financial condition and financial results.

The terms of Lamar Media’s bank credit facility and the indentures relating to Lamar Media’s outstanding senior subordinated notes and the indenture related to the outstanding notes restrict, and the terms of the indenture relating to the new notes will restrict, our ability to, among other things:

•	incur or repay debt;

•	dispose of assets;

•	create liens;

•	make investments;

•	enter into affiliate transactions; and

•	pay dividends and make inter-company distributions.

The terms of Lamar Media’s bank credit facility also restrict Lamar Media from exceeding specified total debt ratios and require Lamar Media to maintain specified fixed charge coverage ratios.

These restrictions reduce our operating flexibility and could prevent us from exploiting investment, acquisition, marketing, stock repurchase or other time-sensitive business opportunities. Moreover, Lamar Media’s ability to comply with the financial covenants in the bank credit facility (and any similar covenants in future agreements) depends on our operating performance, which in turn depends heavily on prevailing economic, financial and business conditions and other factors that are beyond our control. Therefore, despite our best efforts and execution of our strategic plan, we may be unable to comply with these financial covenants in the future.

If we or Lamar Media fail to comply with our financial covenants, the lenders under Lamar Media’s bank credit facility could accelerate all of the debt outstanding, which would create serious financial problems and could lead to a default under the indentures governing our outstanding notes and Lamar Media’s outstanding senior subordinated notes. Any of these events could adversely affect our business, financial condition and financial results.

We may not be able to purchase the new notes upon a change of control.

Upon the occurrence of a change of control (as defined in “Description of the New Notes — Repurchase at Option of Holders Upon a Change of Control” on page 52), we will be required to offer to repurchase all outstanding new notes at a purchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Our obligation to repurchase the new notes upon a change of control cannot be waived without the consent of the affected noteholder. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of new notes or that restrictions in Lamar Media’s bank credit facility will not allow such repurchase.

A sale of all or substantially all of our assets will result in a change of control. The term “all or substantially all” as used in the definition of a change of control, however, will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be uncertainty as to whether a sale assignment, conveyance, transfer, lease or other disposal is of “all or substantially all” of our assets, and thus whether a change of control has occurred.

The occurrence of a change of control event will also result in an event of default under Lamar Media’s bank credit facility and, therefore, the lenders thereunder will have the right to require repayment in full of all outstanding borrowings under the facility, which totaled $1.2 billion as of March 31, 2007, before any repurchase of the new notes. We will not, therefore, be able to effect a repurchase of the new notes upon a change of control event unless we repay all of the outstanding borrowings under the bank credit facility or obtain the consent of the lenders thereunder.

We may enter into transactions that could substantially increase our outstanding indebtedness or otherwise adversely affect holders of the new notes that would not constitute a change of control.

We are not prevented from entering into many types of transactions that may adversely affect holders of the new notes, including acquisitions, refinancings or other recapitalizations. Only certain defined occurrences will constitute change of control events that obligate us to offer to repurchase the new notes. Permitted transactions could increase our outstanding indebtedness, change our capital structure, adversely affect our credit ratings or otherwise adversely affect holders of the new notes.

We expect that the trading value of the new notes will be significantly affected by the price of our Class A common stock and other factors.

The market price of the new notes is expected to be significantly affected by the market price of our Class A common stock. This may result in greater volatility in the trading value of the new notes than would be expected for nonconvertible debt securities. The market price of our Class A common stock may be volatile and, therefore, the trading price of the new notes may fluctuate significantly. Fluctuations in the stock price of our Class A common stock may result from a variety of factors, which are discussed in this prospectus and the documents incorporated herein by reference, some of which are beyond our control.

The conditional conversion feature of the new notes could result in your receiving less than the value of our Class A common stock underlying your new notes.

The new notes are convertible into cash, shares of our Class A common stock or a combination thereof, at our option, only if certain conditions for conversion are met. If these conditions are not met, you will not be able to convert your new notes, and you may not be able to receive the value of the cash, shares of our Class A common stock or a combination thereof, into which the new notes would otherwise be convertible.

Upon conversion of the new notes, we may pay cash in lieu of issuing shares of our Class A common stock. Therefore, holders may receive no shares of our Class A common stock or fewer shares than the number into which their outstanding notes are convertible.

We have the right to satisfy our conversion obligation to holders by issuing shares of our Class A common stock into which the new notes are convertible, the cash value of the shares of our Class A common stock into which the new notes are convertible, or a combination thereof. In addition, we have the right to irrevocably elect to satisfy our conversion obligation in cash with respect to the principal amount of the new notes to be converted after the date of such election. Accordingly, upon conversion of a new note, a holder may not receive any shares of our Class A common stock, or it might receive fewer shares of our Class A common stock relative to the conversion value of the new note.

Upon conversion of the new notes, holders may receive less proceeds than expected because the value of our Class A common stock may decline after such holders exercise their conversion right.

A converting holder will be exposed to fluctuations in the value of our Class A common stock during the period from the date such holder tenders new notes for conversion until the date we settle our conversion obligation. Under the new notes, if we elect to settle all or any portion of our conversion obligation in cash or if we make a cash payment of principal upon conversion, the conversion value that a holder will receive upon conversion of its new notes will be in part determined by the last reported sales prices of our Class A common stock for each trading day in a 20-day trading period. As described under “Description of the New Notes — Conversion Settlement,” this period begins after the date on which a holder’s new notes are tendered for conversion. Accordingly, if the price of our Class A common stock decreases during this period, the conversion value holders receive may be adversely affected.

The new notes are not protected by restrictive covenants.

The indenture governing the new notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants to afford protection to holders of the new notes in the event of a fundamental change involving us, other than the conversion rate adjustments described under Description of the New Notes — Conversion Rights — Conversion Rate Adjustments.”

The conversion rate of the new notes may not be adjusted for all dilutive events.

The conversion rate of the new notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our Class A common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the New Notes — Conversion Rights — Conversion Rate Adjustments”. The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the new notes or the Class A common stock. There can be no assurance that an event that adversely affects the value of the new notes, but does not result in an adjustment to the conversion rate, will not occur.

If we adjust the conversion rate, you may have to pay taxes with respect to amounts that you may not receive.

The conversion rate of the new notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends, certain fundamental changes and certain other actions by us that modify our capital structure. See “Description of the New Notes — Conversion Rights — Conversion Rate Adjustments.” If the conversion rate is adjusted, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you may not actually receive any distribution. If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable distribution to you, notwithstanding the fact that you may not receive a cash payment. See “Material United States Federal Income Tax Considerations — Tax Consequences to Tendering U.S. Holders — Conversion Rate Adjustments.”

Conversion of the new notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their new notes.

Upon conversion of the new notes, we will deliver cash, shares of Class A common stock or a combination thereof at our option. If we issue shares of Class A common stock upon conversion of the new notes, the conversion of some or all of the new notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the Class A common stock issuable upon such conversion could adversely affect prevailing market prices of our Class A common stock. In addition, the existence of the new notes may encourage short selling by market participants because the conversion of the new notes could depress the price of our Class A common stock.

If you hold new notes, you will not be entitled to any rights with respect to our Class A common stock, but you will be subject to all changes made with respect to our Class A common stock.

If you hold new notes, you will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common stock), but you will be subject to all changes affecting the Class A common stock. You will have rights with respect to our Class A common stock only if, when and to the extent we deliver shares of Class A common stock to you upon conversion of your new notes and, in limited cases, under the conversion rate adjustments applicable to the new notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of Class A common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock.

The additional shares of Class A common stock payable on new notes converted in connection with certain fundamental change transactions may not adequately compensate you for any lost option time value of your new notes as a result of such fundamental change transactions.

If a fundamental change occurs at any time after the date of issuance of the new notes, we will increase the conversion rate on new notes converted in connection with such fundamental change transaction by a number of additional shares of our Class A common stock. The number of such additional shares of Class A common stock will be determined based on the date on which the fundamental change transaction becomes effective and the price paid per share of our Class A common stock in the fundamental change transaction as described below under “Description of the New Notes — Conversion Rate Adjustments — Make Whole Upon Fundamental Change.”

While the increase in the conversion rate upon conversion is designed to compensate you for any lost option time value of your new notes as a result of such fundamental change transactions, such increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our Class A common stock in the fundamental change transaction is less than the Class A common stock price at the date of issuance, there will be no such increase in the conversion rate.

The repurchase rights in the new notes triggered by a change of control and the increase to the conversion rate triggered by a fundamental change could discourage a potential acquirer.

The repurchase rights in the new notes triggered by a change of control, as described under the heading “Description of the New Notes — Repurchase at Option of Holders Upon a Change of Control,” and the increase to the conversion rate triggered by a fundamental change, as described under the heading “Description of the New Notes — Make Whole Upon Fundamental Change,” could discourage a potential acquirer. The term “change of control” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the new notes upon a change of control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

You may not receive any shares of Class A common stock upon conversion of your new notes, which may mean that you will not receive the benefit of any appreciation in the price of our Class A common stock after the date of conversion, and conversion of the new notes will result in a recognition of gain for U.S. federal income tax purposes.

You will not have the right to receive shares of our Class A common stock upon conversion of the new notes. Instead, you will receive cash or, at our option, a combination of cash and shares of our Class A common stock as described under “Description of the New Notes.” To the extent that you receive a cash payment in lieu of our Class A common stock upon a conversion, you will not have the benefits of stock ownership, including the ability to participate in the appreciation in value of our Class A common stock. In that event, if you wish to own our Class A common stock upon conversion, you will have to purchase the stock in the open market. The price you pay in the open market may be greater than the per share equivalent value you receive from us. This difference could be greater if holders of a substantial number of new notes convert at the same time and then wish to acquire our stock at the same time.

Conversion of the outstanding notes into shares of our Class A common stock would not result in the recognition of gain for U.S. federal income tax purposes, but conversion of the new notes will result in the recognition of gain for U.S. federal income tax purposes if we elect to satisfy all or a portion of our conversion obligations in cash. Consequently, you will be required to pay tax on any gain on the new notes to the extent you receive cash sooner than if you had converted your outstanding notes into shares of Class A common stock and held the Class A common stock.

Risks Related to Our Business and Operations

Our revenues are sensitive to general economic conditions and other external events beyond our control.

We sell advertising space on outdoor structures to generate revenues. Advertising spending is particularly sensitive to changes in general economic conditions, and the occurrence of any of the following external events could depress our revenues:

•	a decline in general economic conditions, which could reduce national advertising spending disproportionately;

•	a decline in economic conditions in specific geographical markets, which could reduce local advertising spending in those particular markets disproportionately;

•	a widespread reallocation of advertising expenditures to other available media by significant users of our displays;

•	a decline in the amount spent on advertising in general or outdoor advertising in particular; and

•	increased regulation of the subject matter, location or operation of outdoor advertising displays and taxation on outdoor advertising.

Our continued growth through acquisitions may become more difficult, which could adversely affect our future financial performance.

Over the last 10 years, the outdoor advertising industry has experienced a wave of consolidation, in part due to the regulatory restrictions on building new outdoor advertising structures. We have been a major participant in this trend, using acquisitions of outdoor advertising businesses and assets as a means of increasing our advertising display inventory in existing and new markets. Although we currently anticipate a reduction in acquisition activity from about $228 million in 2006 to between $150 million in 2007, acquisitions will remain an important component of our future revenue growth.

The future success of our acquisition strategy could be adversely affected by many factors, including the following:

•	the pool of suitable acquisition candidates is dwindling, and we may have a more difficult time negotiating acquisitions on favorable terms because the pool of suitable acquisition candidates is dwindling;

•	we may face increased competition for acquisition candidates from other outdoor advertising companies, some of which have greater financial resources than we do, which may result in higher prices for those businesses and assets;

•	we may not have access to the capital needed to finance potential acquisitions and may be unable to obtain any required consents from our current lenders to obtain alternate financing;

•	we may be unable to integrate acquired businesses and assets effectively with our existing operations and systems as a result of unforeseen difficulties that could divert significant time, attention and effort from management that could otherwise be directed at developing existing business;

•	we may be unable to retain key personnel of acquired businesses;

•	we may not realize the benefits and cost savings anticipated in our acquisitions; and

•	we, and other companies engaged in larger mergers and acquisitions, may face substantial scrutiny under antitrust laws as the industry consolidates further.

These obstacles to our opportunistic acquisition strategy may have an adverse effect on our future financial results.

We face competition from larger and more diversified outdoor advertisers and other forms of advertising that could hurt our performance.

While we enjoy a significant market share in many of our small and medium-sized markets, we face competition from other outdoor advertisers and other media in all of our markets. Although we are one of the largest companies focusing exclusively on outdoor advertising in a relatively fragmented industry, we compete against larger companies with diversified operations, such as television, radio and other broadcast media. These diversified competitors have the advantage of cross-selling complementary advertising products to advertisers.

We also compete against an increasing variety of out-of-home advertising media, such as advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses. To a lesser extent, we also face competition from other forms of media, including radio, newspapers, direct mail advertising, telephone directories and the Internet. The industry competes for advertising revenue along the following dimensions: exposure (the number of “impressions” an advertisement makes), advertising rates (generally measured in cost-per-thousand impressions), ability to target specific demographic groups or geographies, effectiveness, quality of related services (such as advertising copy design and layout) and customer service. We may be unable to compete successfully along these dimensions in the future, and the competitive pressures that we face could adversely affect our profitability or financial performance.

We currently have two primary suppliers of the LED digital displays for our digital billboards. If they cannot meet our requirements for these displays in the future, it could adversely affect our digital deployment.

Our inventory of digital billboards increased to approximately 390 units in operation at March 31, 2007 and we intend to expand our digital deployment in the future based on customer and market demand. We currently have two primary suppliers of the LED digital displays used in our digital billboards (Young Electric Sign Company (YESCO) and Daktronics, Inc.). Any inability of these suppliers to produce additional displays, including due to increased demand from us or others, could adversely affect our ability to deploy additional digital units and service existing units. Although to date these suppliers have been able to increase capacity in order to meet our requirements, we cannot assure you that they will be able to continue to meet our requirements in the future and a shortage of these displays could adversely affect our ability to fulfill customers’ orders and our results of operations.

Federal, state and local regulation impact our operations, financial condition and financial results.

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets.

Federal law, principally the Highway Beautification Act of 1965 (the “HBA”), regulates outdoor advertising on Federal — Aid Primary, Interstate and National Highway Systems roads . The HBA requires states to “effectively control” outdoor advertising along these roads, and mandates a state compliance program and state standards regarding size, spacing and lighting. The HBA requires any state or political subdivision that compels the removal of a lawful billboard along a Federal — Aid Primary or Interstate highway to pay just compensation to the billboard owner.

All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). Although we believe that the number of our billboards that may be subject to removal as illegal is immaterial, and no state in which we operate has banned billboards entirely, from time to time governments have required us to remove signs and billboards legally erected in accordance with federal, state and local permit requirements and laws. Municipal and county governments generally also have sign controls as part of their zoning laws and building codes. We contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely impact the growth of our outdoor advertising business.

Using federal funding for transportation enhancement programs, state governments have purchased and removed billboards for beautification, and may do so again in the future. Under the power of eminent domain, state or municipal governments have laid claim to property and forced the removal of billboards. Under a concept called amortization by which a governmental body asserts that a billboard operator has earned compensation by continued operation over time, local governments have attempted to force removal of legal but nonconforming billboards (i.e., billboards that conformed with applicable zoning regulations when built but which do not conform to current zoning regulations). Although the legality of amortization is questionable, it has been upheld in some instances. Often, municipal and county governments also have sign controls as part of their zoning laws, with some local governments prohibiting construction of new billboards or allowing new construction only to replace existing structures. Although we have generally been able to obtain satisfactory compensation for those of our billboards purchased or removed as a result of governmental action, there is no assurance that this will continue to be the case in the future.

We have also introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that changes every 6 to 8 seconds. We have encountered some existing regulations that restrict or prohibit these types of digital displays but it has not yet materially impacted our digital deployment. Since digital billboards have only recently been developed and introduced into the market on a large scale, however, existing regulations that currently do not apply to them by their terms could be revised to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

Our logo sign contracts are subject to state award and renewal.

In 2006, we generated approximately 4% of our revenues from state-awarded logo sign contracts. In bidding for these contracts, we compete with three other national logo sign providers, as well as numerous smaller, local logo sign providers. A logo sign provider incurs significant start-up costs upon being awarded a new contract. These contracts generally have a term of five to ten years, with additional renewal periods. Some states reserve the right to terminate a contract early, and most contracts require the state to pay compensation to the logo sign provider for early termination. At the end of the contract term, the logo sign provider transfers ownership of the logo sign structures to the state. Depending on the contract, the logo provider may or may not be entitled to compensation for the structures at the end of the contract term.

Of our 19 logo sign contracts in place at March 31, 2007, one is subject to renewal in 2007. We may be unable to renew our expiring contracts. We may also lose the bidding on new contracts.

We are a wholly owned subsidiary of Lamar Advertising which is controlled by significant stockholders who have the power to determine the outcome of all matters submitted to the stockholders for approval and whose interests may be different than yours.

As of March 31, 2007, members of the Reilly family, including Kevin P. Reilly, Jr., Lamar Advertising’s President and Chief Executive Officer, and Sean Reilly, Lamar Advertising’s and our Chief Operating Officer and President of Lamar Advertising’s Outdoor Division, owned in the aggregate approximately 16% of Lamar Advertising’s common stock, assuming the conversion of all Class B common stock to Class A common stock. As of that date, their combined holdings represented 65% of the voting power of Lamar Advertising’s capital stock, which would give the Reilly family the power to:

•	elect Lamar Advertising’s entire board of directors;

•	control Lamar Advertising’s management and policies; and

•	determine the outcome of any corporate transaction or other matter requiring stockholder approval, including charter amendments, mergers, consolidations and asset sales.

The Reilly family may have interests that are different than yours.

If our contingency plans relating to hurricanes fail, the resulting losses could hurt our business.

We have determined that it is uneconomical to insure against losses resulting from hurricanes and other natural disasters. Although we have developed contingency plans designed to mitigate the threat posed by hurricanes to advertising structures (i.e., removing advertising faces at the onset of a storm, when possible, which better permits the structures to withstand high winds during the storm), these plans could fail and significant losses could result. The four hurricanes that hit Florida in August and September of 2004 and the two hurricanes that hit the gulf coast in 2005 resulted in revenue losses of approximately $1.5 million in 2004 and approximately $2.4 million in 2005 and required capital expenditures of approximately $8 million in 2004 and approximately $20 million in 2005.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. Outstanding notes that are validly tendered and exchanged pursuant to the exchange offer will be canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Lamar Advertising’s ratio of earnings to fixed charges for each of the periods indicated.

For purposes of the ratio of earnings to fixed charges, “earnings” is defined as net income (loss) before income taxes and cumulative effect of a change in accounting principle and fixed charges. “Fixed charges” is defined as the sum of interest expense, preferred stock dividends and the component of rental expense that we believe to be representative of the interest factor for those amounts.

											Three Months Ended
	Year Ended December 31,										March 31,
	2002		2003		2004		2005		2006		2006		2007
	(Unaudited)

Ratio of earnings to fixed charges	0.6	x	0.6	x	1.2	x	1.5	x	1.5	x	1.1	x	1.3x

For the years ended December 31, 2002 and 2003, earnings were insufficient to cover fixed charges by $56.0 million and $63.3 million, respectively.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “LAMR.” The last reported closing sales price of our Class A common stock on the Nasdaq Global Select Market was $65.32 per share on May 25, 2007. As of May 15, 2007, we had approximately 189 holders of record. The following table shows the high and low bid prices per share of our Class A common stock for the periods indicated.

	Price of Class A
	Common
	Stock
	High	Low

Fiscal Year Ended December 31, 2005:
First Quarter	$43.98	$37.62
Second Quarter	43.25	36.63
Third Quarter	45.97	39.24
Fourth Quarter	48.15	42.80

	High	Low

Fiscal Year Ended December 31, 2006:
First Quarter	$54.20	$44.99
Second Quarter	59.83	49.90
Third Quarter	54.91	46.91
Four Quarter	66.42	51.46

	High	Low

Fiscal Year Ended December 31, 2007:
First Quarter	$71.54	$60.85

DIVIDEND POLICY

We paid a special cash dividend on our Class A common stock on March 30, 2007, which was our first dividend on our common stock since our inception. We currently do not intend to pay additional cash dividends on our Class A common stock in the foreseeable future but intend to retain all earnings, if any, for use in our business operations or for financial purposes. As a holding company, our ability to pay dividends is dependent upon the ability of our subsidiaries to pay cash dividends or to make other distributions to us. Lamar Media’s existing indentures and bank credit facility restrict the amount of dividends that may be paid to us. Our board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions, including our earnings, operations, capital requirements, financial condition, restrictions in financing agreements and other factors that they deem relevant.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table contains our selected historical consolidated information and other operating data for the five years ended December 31, 2002, 2003, 2004, 2005 and 2006, and the three months ended March 31, 2006 and 2007. We have prepared this information from audited financial statements for the years ended December 31, 2002 through December 31, 2006 and from unaudited financial statements for the three months ended March 31, 2006 and March 31, 2007.

In our opinion, the information for the three months ended March 31, 2006 and March 31, 2007 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference.

											Three Months Ended
	Year Ended December 31,										March 31,
	2002		2003		2004		2005		2006		2006		2007
					(dollars in thousands)						(Unaudited)

Statement of operations data:
Net revenues	$775,682		$810,139		$883,510		$1,021,656		$1,120,091		$253,333		$275,185
Operating expenses:
Direct advertising expenses	274,772		292,017		302,157		353,139		390,561		95,209		100,783
General and administrative expenses	167,182		171,520		188,320		212,727		248,937		59,291		69,874
Depreciation and amortization	271,832		284,947		294,056		290,089		301,685		73,178		73,318
Gain on disposition of assets	(336)		(1,946)		(1,067)		(1,119)		(10,862)		(1,678)		(312)
Total operating expenses	713,450		746,538		783,466		854,836		930,321		226,000		243,663
Operating income	62,232		63,601		100,044		166,820		189,770		27,333		31,522
Interest expense, net	112,404		93,285		75,584		89,160		111,644		24,616		31,352
Gain on disposition of investment	—		—		—		—		—		—		(15,448)
Loss on debt extinguishment	5,850		33,644		—		3,982		—		—		—
(Loss) income before income taxes and cumulative effect of a change in accounting principle	(56,022)		(63,328)		24,460		73,678		78,126		2,717		15,618
Income tax (benefit) expense	(19,694)		(23,573)		11,305		31,899		34,227		1,177		6,779
Cumulative effect of a change in accounting principle	—		40,240		—		—		—		—		—
Net (loss) income	(36,328)		(79,995)		13,155		41,779		43,899		1,540		8,839
Other data:
EBITDA(1)	$328,214		$274,664		$394,100		$452,927		$491,455		$100,511		$120,288
EBITDA margin(2)	42%		34%		45%		44%		44%		40%		44%
Ratio of EBITDA to interest expense, net(3)	2.9	x	2.9	x	5.2	x	5.1	x	4.4	x	4.1	x	3.8x
Ratio of total debt to EBITDA(4)	6.1	x	6.2	x	4.2	x	3.5	x	4.1	x	n/a		n/a
Cash flows from operating activities	240,443		260,075		323,164		347,257		364,517		34,921		33,352
Cash flows used in investing activities	(155,763)		(210,041)		(263,747)		(267,970)		(438,896)		(111,771)		(81,218)
Cash flows provided by (used in) financing activities	(81,955)		(57,847)		(23,013)		(104,069)		66,973		64,570		36,333

	As of December 31,					As of March 31,
	2002	2003	2004	2005	2006	2006	2007
			(dollars in thousands)			(Unaudited)

Balance sheet data:
Cash and cash equivalents	$15,610	$7,797	$44,201	$19,419	$11,796	$7,139	$279
Cash deposit for debt extinguishment	266,657	—	—	—	—	—	—
Working capital	95,922	69,902	34,476	93,816	119,791	127,870	126,619
Total assets	3,888,168	3,669,514	3,692,282	3,741,234	3,924,228	3,780,481	3,942,389
Long term debt (including current maturities)	1,994,433	1,704,863	1,659,934	1,576,326	1,990,468	1,732,530	2,472,440
Stockholder’s equity	1,709,173	1,689,661	1,736,347	1,817,482	1,538,533	1,731,718	1,107,082

(1)	EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization. EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in the media industry. Our management also believes that EBITDA is useful in evaluating our core operating results. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Because EBITDA is not calculated identically by all companies, the presentation in this prospectus may not be comparable to those disclosed by other companies. In addition, the definition of EBITDA in this section differs from the definition of EBITDA applicable to the covenants for Lamar Media’s senior subordinated notes.

Below is a table that reconciles EBITDA to net income (loss):

						Three Months Ended
	Year Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
		(dollars in thousands)				(Unaudited)

Statement of operations data:
EBITDA	$328,214	$274,664	$394,100	$452,927	$491,455	$100,511	$120,288
Depreciation and amortization	271,832	284,947	294,056	290,089	301,685	73,178	73,318
Interest expense, net	112,404	93,285	75,584	89,160	111,644	24,616	31,352
Income tax (benefit) expense	(19,694)	(23,573)	11,305	31,899	34,227	1,177	6,779
Net (loss) income	$(36,328)	$(79,995)	$13,155	$41,779	$43,899	$1,540	$8,839

(2)	EBITDA margin is defined as EBITDA divided by net revenues.

(3)	Ratio of EBITDA to interest expense is defined as EBITDA divided by net interest expense.

(4)	Ratio of total debt to EBITDA is defined as total debt divided by EBITDA.

THE EXCHANGE OFFER

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $1,000 principal amount of new notes and an exchange fee of $2.50 for each $1,000 principal amount of validly tendered and accepted outstanding notes. We are offering to exchange all of the outstanding notes. However, the exchange offer is subject to the conditions described in this prospectus and the accompanying letter of transmittal.

You may tender all, some or none of your outstanding notes, subject to the terms and conditions of the exchange offer. Holders of outstanding notes must tender their outstanding notes in a minimum principal amount of $1,000 and multiples thereof.

We, our officers and directors, the dealer-manager, the information agent, the exchange agent and the trustee do not make any recommendation to you as to whether to tender or refrain from tendering all or any portion of your outstanding notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your outstanding notes for exchange and, if so, the amount of outstanding notes to tender.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any outstanding notes tendered, and we may terminate or amend this offer, if at any time before acceptance for exchange any of the following events or circumstances shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment and regardless of the circumstances giving rise to the event or circumstance, the event or circumstance makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the new notes:

(i) Any action or event shall have occurred, failed to occur or been threatened, any action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of outstanding notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of outstanding notes under the exchange offer, or

•	in our reasonable judgment could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Lamar Advertising Company and its subsidiaries, taken as a whole, or would be material to holders of outstanding notes in deciding whether to accept the exchange offer.

(ii) (a) Trading generally shall have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the Nasdaq Stock Market, (b) there shall have been any suspension or limitation of trading of any securities of Lamar Advertising Company on any exchange or in the over-the-counter market, (c) a general banking moratorium shall have been declared by Federal or New York authorities or (d) there shall have occurred any material disruption of bank operations, settlements of securities or clearance services in the United States.

(iii) The trustee with respect to the outstanding notes shall have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, or the trustee or any holder of outstanding notes shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the outstanding notes under the exchange offer.

(iv) The registration statement and any post-effective amendment to the registration statement covering the new notes is not effective under the Securities Act.

All of the foregoing conditions are for our sole benefit and may be waived by us in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(i) terminate the exchange offer and return all tendered outstanding notes to the holders thereof;

(ii) modify, extend or otherwise amend the exchange offer and retain all tendered outstanding notes until the expiration date, as it may be extended, subject, however, to the withdrawal rights of holders (see “— Expiration Date; Extensions; Amendments”, “— Proper Execution and Delivery of Letter of Transmittal” and “— Withdrawal of Tenders” below); or

(iii) waive the unsatisfied conditions and accept all outstanding notes tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” shall mean midnight, New York City time, on June 27, 2007, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to ten business day period. Any change in the consideration offered to holders of outstanding notes in the exchange offer will be paid to all holders whose outstanding notes have previously been tendered pursuant to the exchange offer. In addition, if we change (1) the percentage of outstanding notes we are offering to exchange or (2) the amount of the exchange fee, we will extend the exchange offer for a period of ten business days from the date that the revised exchange offer materials are disseminated to holders of the outstanding notes.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to the holders of the outstanding notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Any valid tender by a holder of outstanding notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of outstanding notes will constitute the agreement by that holder to deliver good and marketable title to the tendered outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the outstanding notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Outstanding Notes for Exchange

The new notes will be delivered in book-entry form on the settlement date, which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

We will be deemed to have accepted validly tendered outstanding notes when, and if, we have given oral notice (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of new notes will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the outstanding notes for the purpose of receiving book-entry transfers of outstanding notes in the exchange agent’s account at DTC. If any validly tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if outstanding notes are validly withdrawn, such withdrawn outstanding notes will be returned without expense to the tendering holder or such outstanding notes will be credited to an account maintained at DTC designated by the DTC participant who so delivered such outstanding notes, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

If you hold outstanding notes and wish to have such securities exchanged for new notes, you must validly tender, or cause the valid tender of, your outstanding notes using the procedures described in this prospectus and in the accompanying letter of transmittal.

Only registered holders of outstanding notes are authorized to tender the outstanding notes. The procedures by which you may tender or cause to be tendered outstanding notes will depend upon the manner in which the outstanding notes are held, as described below.

Tender of Outstanding Notes Held Through a Bank, Broker or Other Nominee

If you are a beneficial owner of outstanding notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender outstanding notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the outstanding notes on your behalf using one of the procedures described below.

Tender of Outstanding Notes Through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has outstanding notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your outstanding notes as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with outstanding notes credited to their accounts. If you are not a DTC participant, you may tender your outstanding notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of the exchange offer. Subject to the establishment of the accounts, any DTC participant may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, in each case, prior to the expiration date. Delivery of tendered outstanding notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

Any participant in DTC may tender outstanding notes by:

(i) effecting a book-entry transfer of the outstanding notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering outstanding notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and makes each of the representations and warrants contained in the letter of transmittal and that Lamar Advertising Company may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer;

(ii) completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus; or

(iii) complying with the guaranteed delivery procedures described below.

With respect to option (i) above, the exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

In addition, in order for a tender of outstanding notes to be effective, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message. If you desire to tender your outstanding notes and cannot complete the procedures for book-entry transfer on a timely basis, you may still tender your outstanding notes if you comply with the guaranteed delivery procedures described below.

The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of new notes for outstanding notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of outstanding notes:

•	irrevocably sells, assigns and transfers to or upon the order of Lamar Advertising Company all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the outstanding notes tendered thereby;

•	waives any and all rights with respect to the outstanding notes tendered thereby;

•	releases and discharges Lamar Advertising Company and the trustee with respect to the outstanding notes from any and all claims such holder may have, now or in the future, arising out of or related to the outstanding notes tendered thereby;

•	represents and warrants that the outstanding notes tendered were owned as of the date of tender, free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claim or right;

•	designates an account number of a DTC participant in which the new notes are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered outstanding notes, with full powers of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the outstanding notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the exchange offer, delivery of your outstanding notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the outstanding notes and the holder has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the outstanding notes are tendered for the account of an Eligible Guarantor Institution. See Instruction 3 in the letter of transmittal.

Withdrawal of Tenders

Tenders of outstanding notes in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, but you must withdraw all of your outstanding notes previously tendered. Tenders of outstanding notes may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of outstanding notes may be withdrawn at any time prior to the expiration date, as extended.

Beneficial owners desiring to withdraw outstanding notes previously tendered should contact the DTC participant through which such beneficial owners hold their outstanding notes. In order to withdraw outstanding notes previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the outstanding notes being withdrawn are held for the account of an Eligible Guarantor Institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of outstanding notes may not be rescinded and any outstanding notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn outstanding notes, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your outstanding notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your outstanding notes if:

•	your tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

(1)	sets forth the name and address of the holder of the outstanding notes tendered;

(2)	states that the tender is being made thereby; and

(3)	guarantees that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•	book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of outstanding notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any outstanding notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of outstanding notes unless we waive that condition for all such holders. None of Lamar Advertising Company, the exchange agent, the information agent, the dealer-manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of outstanding notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Outstanding notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such outstanding notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

Holders tendering outstanding notes will be responsible for all transfer taxes, if any, applicable to the transfer and exchange of outstanding notes to us in the exchange offer. In addition to the possibility of a transfer tax on the exchange, transfer taxes could be imposed in the following circumstances:

•	if new notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the outstanding notes tendered by such holder.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed the exchange agent for the exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

From time to time, the exchange agent and its affiliates have provided, and may in the future provide, investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and other compensation. We have a bank credit facility with a syndicate of lenders that includes an affiliate of the exchange agent. The exchange agent and its affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

An affiliate of the exchange agent, in the ordinary course of business, also makes markets in our securities, including the outstanding notes. As a result, from time to time, BNY Capital Markets, Inc. may own certain of our securities, including the outstanding notes.

Information Agent

The Altman Group has been appointed as the information agent for the exchange offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery should be directed to the information agent at the address set forth on the back cover page of this prospectus. Holders of outstanding notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Dealer-Manager

We have retained Wachovia Securities to act as dealer-manager in connection with the exchange offer.

We will pay the dealer-manager customary fees for its services in connection with the exchange offer and will also reimburse the dealer-manager for certain out-of-pocket expenses, including certain fees and expenses of its legal counsel incurred in connection with the exchange offer. The dealer-manager’s fee will be calculated based on the principal amount of outstanding notes tendered. The obligations of the dealer-manager are subject to certain conditions. We have agreed to indemnify the dealer-manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the dealer-manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer-manager at the address set forth on the back cover page of this prospectus.

From time to time, the dealer-manager and its affiliates have provided, and may in the future provide, investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and other compensation. We have a bank credit facility with a syndicate of lenders that includes an affiliate of the dealer-manager.

The dealer-manager, in the ordinary course of business, also makes markets in our securities, including the outstanding notes. As a result, from time to time, Wachovia Securities may own certain of our securities, including the outstanding notes.

Other Fees and Expenses

Tendering holders of outstanding notes will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission to the dealer-manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by the dealer-manager and the information agent, as well as by officers and other employees of Lamar Advertising Company and its affiliates.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following is a description of our material indebtedness, other than the outstanding notes. The following summaries are qualified in their entirety by reference to the credit and security agreements and indentures to which each summary relates, which are incorporated by reference into the registration statement of which this prospectus is a part.

Bank Credit Facility

The bank credit facility of Lamar Media, our direct wholly owned subsidiary, for which JPMorgan Chase Bank, N.A. serves as administrative agent, consists of a $400.0 million revolving bank credit facility, a $400.0 million term facility (the “Term Loan”), a $500.0 million incremental loan facility and an additional $789.0 million in incremental term loans.

Incremental Term Loans

In February 2006, Lamar Media and one of its subsidiaries entered into a Series A Incremental Loan Agreement and borrowed $37.0 million under the incremental loan facility (the “Series A Incremental Loan”). On October 5, 2006, Lamar Media entered into a Series B Incremental Loan Agreement and borrowed an additional $150.0 million under the incremental loan facility (the “Series B Incremental Loan”).

In December 2006, Lamar Media and one of its subsidiaries entered into a Series C Incremental Loan Agreement and borrowed $20.0 million under the incremental loan facility (the “Series C Incremental Loan”), and in January 2007 Lamar Media and one of its subsidiaries entered into a Series D Incremental Loan Agreement and borrowed an additional $7.0 million under the incremental loan facility (the “Series D Incremental Loan”).

In March 2007, Lamar Media entered into (i) a Series E Incremental Loan Agreement pursuant to which it borrowed $250.0 million under the incremental loan facility (the “Series E Incremental Loan”) and (ii) a Series F Incremental Loan Agreement pursuant to which it borrowed $325.0 million under the incremental loan facility (the “Series F Incremental Loan”).

In connection with the borrowing of incremental loans, Lamar Media has from time to time entered into amendments to its bank credit facility to, among other things, restore the amount of the incremental loan facility to $500.0 million (which, under its original terms, would have been reduced by the issuance of the Series A, Series B, Series C, Series D, Series E and Series F Incremental Loans).

Our lenders have no obligation to make additional loans to us out of the $500.0 million remaining under our incremental loan facility, but may enter into such commitments at their sole discretion.

Reductions in Commitments; Amortization

The Term Loan and the Series A, Series B, Series C and Series D Incremental Loans will begin amortizing on December 31, 2007 in quarterly installments paid on each December 31, March 31, June 30 and September 30 as follows (dollars in thousands):

	Term Loan	Series A	Series B	Series C	Series D

December 31, 2007 — September 30, 2009	$5,000	$463	$1,875	$250	$88
December 31, 2009 — September 30, 2011	15,000	1,388	5,625	750	263
December 31, 2011 — September 30, 2012	60,000	5,550	22,500	3,000	1,050

The Series E Incremental Loans will begin amortizing on June 30, 2009 in quarterly installments paid on each June 30, September 30, December 31 and March 31 as follows (dollars in thousands):

Principal Payment Date	Principal Amount

June 30, 2009 — March 31, 2010	$3,125
June 30, 2010 — March 31, 2011	$6,250
June 30, 2011 — March 31, 2012	$9,375
June 30, 2012 — March 31, 2013	$43,750

The Series F Incremental Loans will begin amortizing on June 30, 2009 in quarterly installments paid on each June 30, September 30, December 31, and March 31 as follows (dollars in thousands):

Principal Payment Date	Principal Amount

June 30, 2009 — December 31, 2013	$812.5
March 31, 2014	$309,562.5

The revolving bank credit facility, the Term Loan and the Series A, Series B, Series C and Series D Incremental Loans will mature on September 28, 2012. The Series E Incremental Loans will mature on March 31, 2013, and the Series F Incremental Loans will mature on March 31, 2014.

Interest

Interest on borrowings under the facilities is calculated, at our option, at a rate equal to either of the following plus the applicable spread above such rate:

•	with respect to base rate borrowings, the “Adjusted Base Rate” which is equal to the higher of the rate publicly announced by JPMorgan Chase Bank, N.A. as its prime lending rate and the applicable federal funds rate, plus 0.5%; or

•	with respect to eurodollar rate borrowings, the rate at which eurodollar deposits for one, two, three or six months (as selected by us), or nine or twelve months with the consent of the lenders, are quoted on the Dow Jones Telerate Screen multiplied by the statutory reserve rate (determined based on maximum reserve percentages established by the Board of Governors of the Federal Reserve System of the United States of America).

The spread applicable to borrowings under the revolving bank credit facility and Term Loan is determined by reference to our trailing leverage ratio (total debt to trailing four fiscal quarter EBITDA, as defined in the bank credit facility, see “— Covenants” below). Based on our trailing leverage ratio at March 31, 2007, the spread applicable to borrowings under the revolving credit facility, the Term Loan and the Series A, Series B, Series C, Series D and Series E Incremental Loans is 0% for base rate loans and 1% for eurodollar loans. The spread applicable to borrowings under the Series F Incremental Loans is 0.5% for base rate loans and 1.50% for eurodollar loans.

Guarantees; Security

The obligations under the bank credit facility are guaranteed by all of our restricted subsidiaries (which includes all of our existing domestic subsidiaries, except Missouri Logos, a Partnership). The guarantees are secured by a pledge of all of the capital stock of those subsidiaries.

Covenants

Under the terms of the bank credit facility, Lamar Media and its restricted subsidiaries are not permitted to incur any additional indebtedness over $150 million at any one time outstanding except:

•	indebtedness created by the bank credit facility;

•	indebtedness in respect of notes issued by Lamar Media so long as no default exists at the time of the issuance or would result from the issuance and the terms of Lamar Media’s senior subordinated notes comply with certain conditions;

•	existing indebtedness or any extension, renewal, refunding or replacement of any existing indebtedness or indebtedness incurred by the issuance of notes as referred to in the bullet above; and

•	indebtedness of Lamar Media to any wholly owned subsidiary and indebtedness of any wholly owned subsidiary to Lamar Media.

The bank credit facility also places certain restrictions upon the ability of Lamar Media and its restricted subsidiaries to, among other things:

•	incur liens or guarantee obligations;

•	pay dividends and make other distributions (including distributions to us) during the continuance of a default;

•	make investments and enter into joint ventures or hedging agreements;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms-length basis.

Under the bank credit facility, Lamar Media and its restricted subsidiaries cannot exceed a total debt ratio, defined as total consolidated debt to EBITDA, as defined below, for the most recent four fiscal quarters, of 6.00 to 1.

The bank credit facility also requires Lamar Media and its restricted subsidiaries to maintain a fixed charges coverage ratio, defined as the ratio of EBITDA, as defined below, for the most recent four fiscal quarters to (1) the total payments of principal and interest on debt for that period, plus (2) capital expenditures made during that period, plus (3) income and franchise tax payments made during that period, plus (4) dividends, distributions and payments of principal or interest to us, of greater than 1.05 to 1.

As defined under the bank credit facility, EBITDA is, for any period, operating income for Lamar Media and its restricted subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, interest in respect of mirror loan indebtedness, depreciation, amortization and any other non-cash income or charges accrued for such period and (except to the extent received or paid in cash by any of our restricted subsidiaries) income or loss attributable to equity in affiliates for such period) excluding any extraordinary and unusual gains or losses during such period, and excluding the proceeds of any casualty events whereby insurance or other proceeds are received and certain dispositions not in the ordinary course. Any dividend payment made to us by any of our restricted subsidiaries during any period to enable us to pay certain qualified expenses on our subsidiaries behalf shall be treated as an operating expenses for the purposes of calculating EBITDA for such period. EBITDA under the bank credit facility is also adjusted to reflect certain acquisitions or dispositions as if such acquisitions or dispositions were made on the first day of such period if and to the extent such operating expenses would be deducted in the calculation of EBITDA if funded by any of our restricted subsidiaries.

EBITDA under the bank credit facility is also adjusted to reflect certain acquisitions or dispositions as if such acquisitions or dispositions were made on the first day of such period.

Change of Control

A change of control of Lamar Media constitutes an event of default, permitting the lenders to accelerate the indebtedness and terminate the bank credit facility. A change in control would occur if:

•	Lamar Media ceases to be our wholly owned subsidiary;

•	Charles W. Lamar, III or Kevin P. Reilly, Sr. and their immediate family (including grandchildren) and entities under their control no longer hold sufficient voting stock of Lamar Advertising to elect at all times a majority of its board of directors;

•	anyone other than the holders specified in the preceding bullet acquire shares of Lamar Advertising representing more than 20% of the ordinary voting power or acquire control of Lamar Advertising; or

•	a majority of the seats on Lamar Advertising’s board is occupied by persons who were neither nominated by the board of directors of Lamar Advertising nor appointed by directors so nominated.

6 5/8% Senior Subordinated Notes Due 2015 — Series B

On August 17, 2006, Lamar Media issued $216.0 million aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015 — Series B under an indenture among Lamar Media, as issuer, certain of our subsidiaries and The Bank of New York Trust Company N.A., as trustee. The 6 5/8% Senior Subordinated Notes due 2015 — Series B are a separate class of securities from and do not trade fungibly with the 6 5/8% Senior Subordinated Notes due 2015 that we issued on August 16, 2005, which are described below.

These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the bank credit facility and Lamar Media’s other senior indebtedness and pari passu in right of payment with our existing 7 1/4% senior subordinated notes due 2013 and 6 5/8% Senior Subordinated Notes due 2015. These notes rank senior to all of Lamar Media’s other existing and future subordinated indebtedness. These notes bear interest at 6 5/8% per annum, payable twice a year on each February 15 and August 15.

Lamar Media may redeem these notes, in whole or in part, at any time on or after August 15, 2010. If a redemption occurs before August 15, 2013, Lamar Media will pay a premium on the principal amount of the notes redeemed. This premium decreases annually from approximately 3.3% for a redemption on or after August 15, 2010, to approximately 1.1% for a redemption on or after August 15, 2012 and is phased out completely on August 15, 2013.

Lamar Media’s obligations under these notes are guaranteed by all of our domestic subsidiaries, except Missouri Logos, a Partnership. The guarantees under these notes are subordinated in right of payment to the guarantees under Lamar Media’s bank credit facility.

The holders of these notes may force Lamar Media to immediately repay the principal on these notes, including interest to the acceleration date, if, among other things, Lamar Media fails to make payments that result in an acceleration on other indebtedness under which at least $20 million is outstanding.

The indenture places certain restrictions upon the ability of our subsidiaries, to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make other distributions or redeem capital stock;

•	incur liens or guarantee obligations;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms’ length basis.

Upon a “change of control” (as defined in the indenture), Lamar Media will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount plus accrued interest, if any. In addition, if Lamar Media sells certain assets, it will be obligated to offer to purchase outstanding notes with the proceeds of the asset sale at a purchase price of 100% of the principal amount plus accrued interest, if any.

6 5/8% Senior Subordinated Notes Due 2015

On August 16, 2005, Lamar Media issued $400.0 million in aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015 under an indenture among Lamar Media, as issuer, certain of its subsidiaries and The Bank of New York Trust Company N.A., as trustee. These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the bank credit facility and Lamar Media’s other senior indebtedness and pari passu in right of payment with its existing 7 1/4% senior subordinated notes due 2013 and 6 5/8% Senior Subordinated Notes Due 2015 — Series B. These notes rank senior to all of Lamar Media’s other existing and future subordinated indebtedness. These notes bear interest at 6 5/8% per annum, payable twice a year on each February 15 and August 15.

Lamar Media may redeem these notes, in whole or in part, at any time on or after August 15, 2010. If a redemption occurs before August 15, 2013, Lamar Media will pay a premium on the principal amount of the notes redeemed. This premium decreases annually from approximately 3.3% for a redemption on or after August 15, 2010, to approximately 1.1% for a redemption on or after August 15, 2012 and is phased out completely on August 15, 2013.

Lamar Media’s obligations under these notes are guaranteed by all of its domestic subsidiaries, except Missouri Logos, a Partnership. The guarantees under these notes are subordinated in right of payment to the guarantees under the bank credit facility.

The holders of these notes may force Lamar Media to immediately repay the principal on these notes, including interest to the acceleration date, if, among other things, we fail to make payments that result in an acceleration on other indebtedness under which at least $20 million is outstanding.

The indenture places certain restrictions upon the ability of our subsidiaries to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make other distributions or redeem capital stock;

•	incur liens or guarantee obligations;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms’ length basis.

Upon a “change of control” (as defined in the indenture), Lamar Media will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount plus accrued interest, if any. In addition, if we sell certain assets, we will be obligated to offer to purchase outstanding notes with the proceeds of the asset sale at a purchase price of 100% of the principal amount plus accrued interest, if any.

7 1/4% Senior Subordinated Notes Due 2013

On December 23, 2002 and June 12, 2003, Lamar Media issued $385 million in aggregate principal amount of 7 1/4% Senior Subordinated Notes due 2013 under an indenture among Lamar Media, as issuer, certain of its subsidiaries and The Bank of New York Trust Company, N.A., as trustee. These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the bank credit facility and Lamar Media’s other senior indebtedness and pari passu in right of payment with its 6 5/8% Senior Subordinated Notes due 2015 and its 6 5/8% Senior Subordinated Notes due 2015 — Series B. These notes rank senior to all of Lamar Media’s other existing and future subordinated indebtedness. These notes bear interest at 7 1/4% per annum, payable twice a year on each January 1 and July 1.

Lamar Media may redeem these notes, in whole or in part, at any time on or after January 1, 2008. If a redemption occurs before January 1, 2011, Lamar Media will pay a premium on the principal amount of the notes redeemed. This premium decreases annually from approximately 3.6% for a redemption on or after January 1, 2008, to approximately 1.2% for a redemption on or after January 1, 2010 and is phased out completely on January 1, 2011.

Lamar Media’s obligations under these notes are guaranteed by all of its domestic subsidiaries, except Missouri Logos, a Partnership. The guarantees under these notes are subordinated in right of payment to the guarantees under Lamar Media’s bank credit facility.

The holders of these notes may force Lamar Media to immediately repay the principal on these notes, including interest to the acceleration date, if, among other things, Lamar Media fails to make payments on other indebtedness under which it has at least $10 million outstanding.

The indenture places certain restrictions upon the ability of our subsidiaries, to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make other distributions or redeem capital stock;

•	incur liens or guarantee obligations;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms’ length basis.

Upon a “change of control” (as defined in the indenture), Lamar Media will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount plus accrued interest, if any. In addition, if Lamar Media sells certain assets, Lamar Media will be obligated to offer to purchase outstanding notes with the proceeds of the asset sale at a purchase price of 100% of the principal amount plus accrued interest, if any.

DESCRIPTION OF THE NEW NOTES

The new notes will be issued under the indenture to be entered into between the Company and The Bank of New York Trust Company, N.A., as trustee and conversion agent. The following description summarizes certain terms and provisions of the new notes and the indenture into which we will enter in connection with this exchange offer, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the new notes and the indenture. A copy of the form of indenture has been filed with the SEC as part of our registration statement. See “Where You Can Find More Information” in the accompanying prospectus for information on how to obtain a copy.

The new notes will have an aggregate principal amount of up to $287,500,000, mature on December 31, 2010 and bear interest at 2 7/8% per annum.

The new notes:

•	will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000;

•	represent our unsecured and unsubordinated debt, and will rank on a parity with each other and with our other unsecured and unsubordinated debt;

•	will be effectively subordinated to all present and future debt and obligations of Lamar Media Corp. and its subsidiaries;

•	are subject to our repurchase at the option of the holders, as described below under “— Repurchase at Option of Holders Upon a Change of Control”; and

•	will not have a sinking fund.

Holders may convert their new notes prior to maturity based on an initial conversion rate of 20.4518 shares per each $1,000 principal amount of new notes, which represents an initial conversion price of approximately $48.90, only if certain conditions for conversion are satisfied. See “— Conversion Rights.” The initial conversion rate is subject to adjustment upon the occurrence of the events (including any fundamental change) described below under “— Conversion Rate Adjustments.”

We will pay interest on June 30 and December 31 of each year, beginning June 30, 2007, to record holders at the close of business on the preceding June 15 and December 15, as the case may be, except interest payable upon repurchase will be paid to the person to whom principal is payable, unless the repurchase date is an interest payment date.

We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. We may pay interest either:

•	by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

General

Holders may convert any portion of the principal amount of a new note that is an integral multiple of $1,000 (that has not previously been repurchased), until the close of business on the business day immediately preceding the maturity date based on an initial conversion rate of 20.4518 shares of Class A common stock per $1,000 principal amount of new notes (which represents an initial conversion price of approximately $48.90 per share) only if one or more of the conditions for conversion described below under “— Conversion Based on Class A Common Stock Price;” “— Conversion Based on Trading Price of New Notes;” “— Conversion Upon Occurrence of Specified Corporate Transactions;” or “— Conversion at Maturity” are satisfied.

Holders who convert will receive shares of Class A common stock, cash or a combination thereof as described below under “— Conversion Settlement.” The conversion rate per $1,000 principal amount of new notes in effect at any given time is referred to in this prospectus as the “conversion rate” and will be subject to adjustment as described below under “— Conversion Rate Adjustments.” The “conversion price” per share of Class A common stock as of any given time is equal to $1,000 divided by the conversion rate.

If you have submitted your new notes for repurchase upon a change of control, you may convert (to the extent that your right to conversion has been triggered as described herein) your new notes only if you withdraw your repurchase election as described under “— Repurchase at Option of Holders Upon a Change of Control.” Our delivery of shares of Class A common stock, cash or a combination thereof to the holder will be deemed to satisfy our obligation with respect to the new notes tendered for conversion and our obligation to pay:

•	the principal amount of the new note; and

•	accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

Such new notes will cease to be outstanding, and all rights of holders of such new notes will terminate except the right to receive the conversion price. As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if new notes are converted within the period after a record date but before the next succeeding interest payment date, the holders of such new notes at the close of business on the record date will receive interest payments on such new notes on the corresponding interest payment date, notwithstanding that accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date is deemed satisfied upon conversion. Accordingly, a holder surrendering new notes for conversion during that period must tender funds equal to the amount of interest payable on the new notes so converted; provided that no such payment need be made if (1) we have specified a purchase date following a change of control or a fundamental change that is during such period or (2) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such new note.

The initial conversion rate for the new notes is 20.4518 shares of Class A common stock per $1,000 principal amount of new notes, subject to adjustment as described below. Except as described above, you will not receive any accrued interest or dividends upon conversion.

To convert your new note into shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock, as the case may be, you must:

•	complete and manually sign the conversion notice on the back of the new note if certificated (or holders may obtain copies of the required form of the conversion notice from the conversion agent) or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	if the new notes are in certificated form, surrender the new note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The “conversion date” with respect to a note means the date on which the holder complied with all requirements under the indenture to convert such note.

The conversion agent will, on your behalf, convert the new notes into the conversion consideration described below under “— Conversion Settlement.”

Upon surrender of a new note for conversion, the holder shall deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such conversion; provided, however, that if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.

If a holder converts new notes and we elect to deliver shares of Class A common stock, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A common stock upon conversion, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax prior to receipt of such Class A common stock.

Conversion Settlement

Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion as described below, we may elect to deliver either shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock in satisfaction of our obligations upon conversion of the new notes.

Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we will inform the holders whose new notes are to be converted (as provided below) through the trustee of the method we choose to satisfy our obligation upon conversion:

•	in respect of new notes tendered for conversion during the period beginning 10 trading days preceding the maturity date and ending one trading day preceding the maturity date, 11 trading days preceding the maturity date (if a holder has complied with all the requirements under the indenture to convert new notes so surrendered, the conversion date with respect to such new notes shall be the maturity date); and

•	in all other cases, no later than two trading days following the conversion date.

If we choose to satisfy any portion of our conversion obligation by delivering cash, we will specify the amount to be satisfied in cash as a percentage of the conversion obligation or as a fixed dollar amount. We will treat all holders converting on the same day in the same manner. We will not, however, have any obligation to settle our conversion obligations arising on different days in the same manner. That is, we may choose one day to settle in shares of our Class A common stock and choose on another day to settle in cash or a combination of cash and shares of our Class A common stock.

If we elect to settle our conversion obligation in shares of our Class A common stock only, the settlement will occur as soon as reasonably practicable after the third trading day following the conversion date. If we elect to settle in cash or a combination of cash and shares of our Class A common stock, the settlement will occur on the third trading day following the final trading day of the conversion period (as defined below).

The settlement amount will be computed as follows:

(1) If we elect to satisfy the entire conversion obligation in Class A common stock, we will deliver to the holder for each $1,000 principal amount of new notes converted a number of shares of our Class A common stock equal to the conversion rate then in effect (plus cash in lieu of fractional shares, if applicable).

(2) If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder for each $1,000 principal amount of new notes converted in cash an amount equal to the conversion value.

(3) If we elect to satisfy the conversion obligation in a combination of cash and Class A common stock, we will deliver to the holder for each $1,000 principal amount of new notes:

•	the sum of, for all days in the conversion period, a fixed amount in cash per $1,000 principal amount of new notes specified by us divided by 20 or an amount in cash representing the percentage that we elect of the daily conversion value amount (in each case, the “specified cash amount”), and

•	a number of whole shares (plus cash in lieu of fractional shares) per $1,000 principal amount of new notes to be converted equal to the sum of the daily share amounts for all of the trading days in the conversion period.

The “conversion value” for each $1,000 principal amount of new notes is equal to the sum of the daily conversion value amounts, as defined below, for all of the trading days in the conversion period.

The “conversion period” means the 20 consecutive trading-day period commencing on the third trading day following the conversion date.

The “daily conversion value amount” for each $1,000 principal amount of new notes and each trading day in the conversion period is the amount equal to the closing sale price of our Class A common stock on such trading day multiplied by the conversion rate in effect on such trading day divided by 20.

The “daily share amount” means, for each $1,000 principal amount of new notes and each trading day in the conversion period, a number of shares (but in no event less than zero) determined by the following formula:

daily conversion value amount − specified cash amount
closing sale price of our shares of Class A common stock on such trading day

The “closing sale price” of our Class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the average bid and the average asked prices) on that date as reported by the NASDAQ Global Select Market or, if our Class A common stock is not listed on the NASDAQ Global Select Market, as reported in composite transactions for the principal U.S. securities exchange on which our Class A common stock is traded or as otherwise provided in the indenture.

Our Right to Irrevocably Elect Cash Payment of Principal Upon Conversion

At any time on or prior to the 11th trading day preceding the maturity date, we may irrevocably elect to satisfy in cash our conversion obligation with respect to the principal amount of the new notes to be converted after the date of such election, with any remaining amount to be satisfied in shares of our Class A common stock. This election would be in our sole discretion without the consent of the holders. If we make this election, we will notify the trustee, the conversion agent and the holders at their addresses shown in the registrar of the registrar.

If we make such election, for each $1,000 principal amount of new notes surrendered for conversion, holders will receive a settlement amount computed as follows:

(1) where the conversion value is less than or equal to $1,000, the settlement amount shall be an amount in cash equal to such conversion value, or

(2) where the conversion value is greater than $1,000, the settlement amount shall be computed as if we had elected to settle a portion of our conversion obligation with a combination of cash and Class A common stock as described under clause (3) above with a specified cash amount equal to $1,000.

Conversion Based on Class A Common Stock Price

Holders may surrender new notes for conversion on any business day in any calendar quarter commencing at any time after September 30, 2007, but only during such calendar quarter, if the closing sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 160% of the conversion price, which we refer to as the “conversion trigger price.”

The initial conversion trigger price is approximately $78.23, which is 160% of the initial conversion price per share of Class A common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after September 30, 2007, whether the new notes are convertible as a result of the price of our Class A common stock and notify us and the trustee, to the extent the trustee is not also serving as the conversion agent.

Conversion Based on Trading Price of New Notes

Holders may also surrender new notes for conversion on any business day during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of new notes, as determined following a request by a holder of new notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our Class A common stock and the then conversion rate (referred to as the “trading price condition”).

For purposes of the foregoing, the “trading price” of the new notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2,000,000 principal amount of the new notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the new notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of new notes will be deemed to be less than 98% of the product of the closing sale price of our Class A common stock and the conversion rate.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the new notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the new notes provides us with reasonable evidence that the trading price per $1,000 principal amount of new notes would be less than 98% of the product of the closing sale price of our Class A common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the new notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of new notes is greater than 98% of the product of the closing sale price of our Class A common stock and the conversion rate.

Conversion Upon Occurrence of Specified Corporate Transactions

Conversions Upon Certain Distributions

If we elect to:

•	distribute to all holders of our Class A common stock certain rights entitling them to purchase, for a period expiring within 45 days of the date of issuance, Class A common stock, or securities convertible into Class A common stock, at less than, or having a conversion price per share less than, the closing sale price of our Class A common stock on the trading day immediately preceding the declaration date for such distribution; or

•	distribute to all holders of our Class A common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the closing sale price of our Class A common stock on the trading day immediately preceding the declaration date for such distribution,

we will notify the holders of new notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their new notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its new notes under this conversion provision upon the above specified corporate transactions if the holder will otherwise participate in such distribution. The ”ex-dividend” date is the first date upon which a sale of the Class A common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Conversions Upon Specified Events

If we are party to any transaction or event other than a fundamental change (including, but not limited to, any consolidation, merger or binding share exchange that does not constitute a fundamental change, but excluding changes resulting from a subdivision or combination) pursuant to which all or substantially all shares of our Class A common stock would be converted into cash, securities or other property, a holder may surrender new notes for conversion at any time from and after the date that is 30 days prior to the anticipated effective date of the transaction until the earlier of 30 days after the actual date of such transaction or the date that we announce that such transaction will not take place. We will notify holders of new notes, conversion agent and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 30 days prior to the anticipated effective date of such transaction).

Notwithstanding the foregoing, new notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.

Conversion Upon a Fundamental Change or Change of Control

We will notify the holders of new notes, conversion agent and the trustee at least 30 days prior to the anticipated effective date of (i) any fundamental change, as defined below under “— Conversion Rate Adjustments — Make Whole Upon Fundamental Change,” or (ii) change of control, as defined below under “— Repurchase at Option of Holders Upon a Change of Control” that we know or reasonably should know will occur (a “fundamental change or change of control conversion notice”). Holders may surrender new notes for conversion at any time beginning 30 days before the anticipated effective date of a fundamental change or change of control and until the trading day prior to the fundamental change or change of control purchase date or the date that we announce that such transaction will not take place. Our delivery of the fundamental change or change of control conversion notice will satisfy our obligation to deliver the notice regarding a fundamental change or change of control required under “— Conversion Rate Adjustments — Make Whole Upon Fundamental Change” and “— Repurchase at Option of Holders Upon a Change of Control” if it contains all the information that would otherwise be required in an issuer fundamental change notice.

If a fundamental change occurs, we will adjust the conversion rate for the new notes tendered for conversion in connection with the fundamental change transaction, as described under “— Conversion Rate Adjustments — Make Whole Upon Fundamental Change.”

With respect to conversions upon specified events or upon a fundamental change or change of control as described above, as applicable, if we are a party to a consolidation, merger or binding share exchange pursuant to which all shares of our Class A common stock are exchanged for cash, securities or other property, then commencing with the effective time of such transaction any conversion of new notes and the conversion value will be based on the kind and amount of cash, securities or other property that a holder of new notes would have received if such holder had converted its new notes into our Class A common stock immediately prior to the effective time of the transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes our Class A common stock to be converted into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the amounts and types of consideration that the holders of our Class A common stock who affirmatively made such an election received in such transaction or as a result of such event.

Conversion at Maturity

Holders may surrender new notes for conversion at any time beginning ten trading days before the maturity date and until the close of business on the business day immediately preceding the maturity date. If a holder has complied with all the requirements under the indenture to convert new notes so surrendered, the conversion date with respect to such new notes shall be the maturity date.

Upon determining that the holders are or will be entitled to convert their new notes in accordance with the foregoing provisions, we will promptly issue a press release or otherwise publicly disclose this information and use our reasonable efforts to post such information on our website.

Conversion Rate Adjustments

Except as otherwise provided in the case of a fundamental change (as described in “— Make Whole Upon Fundamental Change” below) or a public acquirer fundamental change (as described in “— Fundamental Change Involving a Public Acquirer Fundamental Change” below), as applicable, the conversion rate is subject to adjustment in certain events pursuant to specified formulas, including:

(1) The payment to all holders of Class A common stock of a dividend or other distribution payable in shares of our Class A common stock. If an increase to the conversion rate is required to be made under this clause (1), the increase will be based on the following formula:

CR1	=	CR0 * (S + D) / S

where:

CR0	=	the conversion rate in effect immediately before the adjustment relating to such event

CR1	=	the new conversion rate taking such event into account

S	=	the number of shares of Class A common stock outstanding at the close of business on the date fixed for determining the stockholders entitled to receive such dividend or other distribution

D	=	the number of shares of Class A common stock constituting such dividend or other distribution

(2) The issuance to all holders of Class A common stock of rights, options or warrants entitling them for a period of not more than 45 days to subscribe for or purchase Class A common stock at a price per share less than the then current market price; provided, however, that the conversion rate will be readjusted to the extent that such rights are not exercised before expiration. If an increase is required to be made under this clause (2), the increase will be based on the following formula:

CR1	=	CR0 * (S + A) / (S + B)

where:

CR0	=	the conversion rate in effect immediately before the adjustment relating to such event

CR1	=	the new conversion rate taking such event into account

S	=	the number of shares of Class A common stock outstanding at the close of business on the date fixed for determining the stockholders entitled to receive such rights, options or warrants

A	=	the number of shares of Class A common stock so offered for subscription or purchase

B	=	the number of shares of Class A common stock that the aggregate of the offering price of all shares of Class A common stock so offered for subscription or purchase would purchase at the current market price

(3) The subdivision, combination and reclassification of Class A common stock. If an increase or decrease is required to be made under this clause (3), a proportional adjustment will be made to the conversion rate.

(4) The distribution to all holders of Class A common stock of evidences of our indebtedness, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above, dividends and distributions paid exclusively in cash covered by clause (5) below and distributions upon special mergers or consolidations (as defined below)); provided, however, that if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our Class A common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted. If an adjustment is required to be made under this clause (4), the adjustment will be based on the following formula:

CR1	=	CR0 * A / (A − B)

where:

CR0	=	the conversion rate in effect immediately before the adjustment relating to such event

CR1	=	the new conversion rate taking such event into account

A	=	the current market price per share of Class A common stock on the date fixed for determining the stockholders entitled to such distribution

B	=	the fair market value (as determined by the Company’s board of directors) of the portion of such distribution applicable to one share of Class A common stock

If the fair market value of the portion of such distribution applicable to one share of Class A common stock is equal to or greater than the current market price per share of Class A common stock on the date fixed for determining the stockholders entitled to such distribution, then in lieu of the foregoing adjustment, adequate provision will be made so that each holder of new notes will have the right to receive upon conversion the portion of such distribution such holder would have received if had such holder converted each new note on the date fixed for determination of the stockholders entitled to receive such distribution.

Notwithstanding the foregoing, if such distribution consists of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Company, the conversion rate will be subject to an adjustment based on the following formula:

CR1	=	CR0 * (A + B) / A

where:

CR0	=	the conversion rate in effect immediately before the adjustment relating to such event

CR1	=	the new conversion rate taking such event into account

A	=	the average closing sale prices of a share of Class A common stock for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted

B	=	the fair market value (as determined by the Company’s board of directors) over the same period of the portion of such distribution applicable to one share of Class A common stock

(5) The distribution of cash (excluding any (i) cash portion of distributions referred to in clause (4) above, (ii) cash distributions upon special mergers or consolidations (as defined below), or (iii) dividend or distribution in connection with our liquidation, dissolution or winding up). If an increase is required to be made under this clause (5), the increase will be based on the following formula:

CR1	=	CR0 * (SP0 + C) / SP0

where:

CR0	=	the conversion rate in effect immediately before the adjustment relating to such event

CR1	=	the new conversion rate taking such event into account

SP0	=	the average of the closing sale prices of the shares of Class A common stock for the 10 consecutive trading days before the business day immediately preceding the earlier of the record date or the day before the ex-dividend date for such distribution

C	=	the amount in cash per share that the Company distributes to holders of its shares of Class A common stock in respect of such fiscal period.

An adjustment to the conversion rate made pursuant to this clause (5) shall become effective on the date immediately after the date fixed for the determination of holders of shares of common stock entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (5) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to clause (5), in no event will the conversion rate exceed 28.6369 shares per $1,000 principal amount of new notes. The cap on the adjustment to the conversion rate pursuant to this clause (5) remains subject to adjustment pursuant to clauses (1), (2), (3) and (4).

(6) The payment by us or one of our subsidiaries in respect of a tender offer or exchange offer for our Class A common stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender offer by us or any of our subsidiaries for the Class A common stock concluded within the preceding 12 months in respect of which no adjustment has been made and (b) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of Class A common stock made within the preceding 12 months in respect of which no adjustments have been made, exceeds 10% of our aggregate market capitalization on the date of expiration of such tender offer. If an increase is required to be made under this clause (6), the increase will be based on the following formula:

CR1	=	CR0 * (A + (B * C)) / (D * C)

where:

CR0	=	the conversion rate in effect immediately before the adjustment relating to such event

CR1	=	the new conversion rate taking such event into account

A	=	the fair market value (as determined by the Company’s board of directors) of the aggregate consideration payable to stockholders based on acceptance of all shares validly tendered or exchanged and not withdrawn as of the expiration of such tender or exchange offer (such shares are referred to herein as the “purchased shares”)

B	=	the number of shares of Class A common stock outstanding at the expiration of such tender or exchange offer, less the number of purchased shares

C	=	the closing sale price of a share of Class A common stock immediately after the expiration of such tender or exchange offer

D	=	the number of shares of Class A common stock outstanding at the expiration of such tender or exchange offer, including the number of purchased shares

To the extent that we have a rights plan in effect upon conversion of the new notes into Class A common stock, you will receive, in addition to the Class A common stock, cash or a combination thereof, the rights under the rights plan unless the rights have separated from the Class A common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of our Class A common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our Class A common stock would be entitled to receive stock, other securities, other property, assets or cash for their Class A common stock that does not constitute a fundamental change (we refer to such an event as a “special merger or consolidation”), then, upon conversion of your new notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the new notes into our Class A common stock immediately before any special merger or consolidation.

If a transaction is a fundamental change, then in lieu of the foregoing conversion rate adjustments we will either adjust the conversion rate for new notes tendered for exchange in connection with such transaction as described below under “— Make Whole Upon Fundamental Change” or change the conversion rights for the new notes as described below under “— Fundamental Change Involving a Public Acquirer Fundamental Change,” as applicable. Thereafter, the conversion rate will continue to be subject to adjustment pursuant to the events and in the manner specified under “— Conversion Rate Adjustments.”

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of Class A common stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Income Tax Considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Class A common stock resulting from any stock or rights distribution.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above, we will not adjust the conversion rate for any issuance of our Class A common stock or convertible or exchangeable securities or rights to purchase our Class A common stock or convertible or exchangeable securities.

Make Whole Upon Fundamental Change

If a fundamental change (as defined below) occurs and a holder elects to convert its new notes in connection with such fundamental change pursuant to the procedures described above under “— Conversion Rights,” we will increase the conversion rate for the new notes surrendered for conversion by a number of additional shares of Class A common stock (the “additional fundamental change shares”) as described below. A conversion of new notes will be deemed for these purposes to be “in connection with” such a fundamental change if the notice of conversion of the new notes is received by the conversion agent from and including the day that is 30 business days before the anticipated effective date of the fundamental change up to and including the trading day before the effective date of the fundamental change.

The number of additional fundamental change shares will be determined by reference to the table below and is based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of Class A common stock in such transaction. If the holders of shares of Class A common stock receive only cash in the fundamental change transaction, the stock price shall be the cash amount paid per share of Class A common stock. Otherwise, the stock price shall be the average of the closing sale prices of our shares of Class A common stock on the 10 consecutive trading days up to but excluding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the new notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately before such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately before the adjustment giving rise to the stock price adjustment, and the denominator of which is the conversion rate as so adjusted. In addition, the number of additional fundamental change shares will be subject to adjustment in the same manner as the conversion rate as set forth above under “— Conversion Rate Adjustments.”

The following table sets forth the stock price and number of additional fundamental change shares of the Company to be received per $1,000 principal amount of new notes:

	Stock Price
Effective Date	$34.92	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00

6/ /2007	8.19	4.55	3.17	2.35	1.81	1.45	1.21	1.03	0.80	0.66	0.56	0.49	0.43	0.38
12/31/2007	8.19	4.55	3.01	2.16	1.62	1.27	1.04	0.88	0.68	0.56	0.48	0.41	0.36	0.32
6/30/2008	8.19	4.55	2.85	1.96	1.42	1.08	0.87	0.72	0.55	0.46	0.39	0.34	0.30	0.26
12/31/2008	8.19	4.55	2.66	1.74	1.19	0.87	0.67	0.55	0.42	0.35	0.30	0.26	0.23	0.20
6/30/2009	8.19	4.55	2.45	1.48	0.93	0.63	0.47	0.38	0.28	0.24	0.20	0.18	0.16	0.14
12/31/2009	8.19	4.55	2.21	1.16	0.62	0.36	0.24	0.19	0.14	0.12	0.11	0.09	0.08	0.07
6/30/2010	8.19	4.55	1.95	0.75	0.23	0.05	0.01	0.01	0.01	0.00	0.00	0.00	0.00	0.00
12/31/2010	8.19	4.55	1.77	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact stock prices and effective dates may not be set forth in the table, in which case:

(1) if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional fundamental change shares will be determined by straight-line interpolation between the number of additional fundamental change shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2) if the stock price is in excess of $130.00 per share of Class A common stock (subject to adjustment), no additional fundamental change shares will be issued upon conversion; and

(3) if the stock price is less than $34.92 per share of Class A common stock (subject to adjustment), no additional fundamental change shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the conversion rate exceed 28.6369 shares per $1,000 principal amount of new notes. The cap on the adjustment to the conversion rate pursuant to a fundamental change remains subject to adjustment pursuant to clauses (1), (2), (3) and (4) above under “— Conversion Rate Adjustments.”

If the fundamental change is also a “public acquirer fundamental change,” as described below, then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described under “— Fundamental Change Involving a Public Acquirer Fundamental Change.”

A “fundamental change” will be deemed to have occurred at the time that any of the following occurs:

(A) consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to shares of our voting stock, our liquidation, consolidation, recapitalization, reclassification, combination or merger or a sale, lease or other transfer of all or substantially all of our consolidated assets) or a series of related transactions or events pursuant to which all of our outstanding shares of voting stock are exchanged for, converted into or constitute solely the right to receive cash, securities or other property; provided, however, that none of the following transactions shall be deemed to be a fundamental change: (i) a transaction in which the holders of our voting stock immediately before such transaction hold, directly or indirectly, more than 50% of the total voting power in the aggregate of all our classes of shares of beneficial interest then outstanding entitled to vote generally in elections of directors immediately after such transaction; (ii) a transaction that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of our outstanding voting stock solely into shares of voting stock of the surviving entity or a direct or indirect parent of the surviving entity; (iii) a transaction that does not result in a reclassification, conversion, exchange or cancellation of our outstanding voting stock; or (iv) a consolidation, merger, conveyance, transfer sale, lease or other disposition with or into any of our subsidiaries (so long as such transaction is not part of a plan or series of transactions designed to or having the effect of merging or consolidating with or conveying, transferring, selling, leasing or disposing all or substantially all of our properties and assets to any other person);

(B) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any of our majority-owned subsidiaries, any employee benefit plan of ours or such subsidiary or any “permitted holder” (as defined in “— Repurchase at Option of Holders Upon a Change of Control” below), is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all our classes of shares of beneficial interest then outstanding entitled to vote generally in elections of directors;

(C) during any period of 24 consecutive months after the date of original issuance of the new notes, persons who at the beginning of such 24 month period constituted our board of directors, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the board of directors who were either members of the board of directors at the beginning of such period or whose election, designation or nomination for election was previously so approved (either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire Board of Directors in which such individual is named as a nominee for director), cease for any reason to constitute a majority of our board of directors; or

(D) our Class A common stock (or other common stock into which the new notes are then convertible) ceases to be listed on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

However, a “fundamental change” will not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger, consolidation or other transaction otherwise constituting a fundamental change consists of shares of common stock (or depositary receipts or other certificates representing common equity interests) traded on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following such merger, consolidation or other transaction) and as a result of the merger, consolidation or other transaction the new notes become convertible into such shares of common stock (or depositary receipts or other certificates representing common equity interests).

For purposes of these provisions “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of “fundamental change” includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase its new notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.

We will have an obligation to notify holders of the new notes and the conversion agent at least 30 business days before the anticipated effective date of a fundamental change and whether we elect to increase the conversion rate as described above or to modify the conversion right as described below.

Fundamental Change Involving a Public Acquirer Fundamental Change

If the fundamental change is a “public acquirer fundamental change,” as defined below, then we may, at our sole option, elect to change the conversion right in lieu of increasing the conversion rate applicable to new notes that are converted in connection with that public acquirer fundamental change. If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of the public acquirer fundamental change, the right to convert a new note into shares of Class A common stock, cash or a combination thereof will be changed into a right to convert new notes into shares of “public acquirer common stock,” as described below, still subject to the arrangements for payment upon conversion set forth above under “— Conversion Settlement,” by adjusting the conversion rate in effect immediately before the effective time by a fraction:

•	the numerator of which is the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share of our Class A common stock; and

•	the denominator of which is the average of the closing sale prices per share of the public acquirer common stock for the 10 consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change.

If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their new notes in connection with the public acquirer fundamental change.

A “public acquirer fundamental change” means an acquisition of us pursuant to a fundamental change in which the acquirer (or any entity that is a direct or indirect wholly owned subsidiary of the acquirer or of which the acquirer is a direct or indirect wholly owned subsidiary) has a class of common stock that is traded on a national securities exchange or that will be so traded when issued or exchanged in connection with the fundamental change. We refer to such common stock as the “public acquirer common stock.”

We will state in the notice described under “— Make Whole Upon Fundamental Change” above whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, we can make only one election, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.

Repurchase at Option of Holders Upon a Change of Control

If a “change of control” (as defined below) occurs, we are required, within not more than 60 days nor less than 30 days following the occurrence of the change of control, to make an offer to purchase and shall purchase all of the outstanding new notes at a purchase price equal to 100% of the principal amount of the new notes plus accrued interest to the repurchase date.

Any portion of the principal amount of the new notes that is equal to $1,000 or an integral multiple of $1,000 may be repurchased if properly tendered and not withdrawn by the holder. Our offer to repurchase the new notes will remain open for 20 business days or until the business day before the repurchase date, whichever is later.

In order to effect the repurchase, we will mail to each holder a notice to that effect, not later than 30 days after the occurrence of the change of control. The notice will govern the terms of our offer to repurchase the new notes and will describe the procedures that the holders must follow in order to accept the offer as well as withdrawal procedures for any such repurchase notice.

A change in control, as defined in Lamar Media’s bank credit facility, of us or Lamar Media Corp. gives the lenders thereunder the right to require repayment in full of any borrowings under the bank credit facility. Therefore, if a change of control occurs without the consent of the lenders, we will not be able to borrow under our bank credit facility, and we may not have other resources available to repay or refinance any indebtedness owing under our bank credit facility or to fund the repurchase of any new notes you may require us to repurchase. Our failure to comply with its obligations in the event of a change of control will constitute a default under the new notes.

If the holders exercise their right to require us to purchase the new notes, and the repurchase constitutes a “tender offer” for purposes of Rule 14e-1 under the Exchange Act; we will comply with the requirements of Rule 14e-1 as then in effect with respect to any repurchase.

A “change of control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding “permitted holders” (as defined below), is or becomes the “beneficial owner” (as defined below), directly or indirectly, of more than 35% of our total voting power, but only if the “permitted holders” (A) “beneficially own” a percentage of our total voting power lower than the percentage beneficially owned by such other person or group and (B) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors;

(2) we consolidate with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person (or any person consolidates with, or merges with or into, us), pursuant to a transaction in which our voting shares are converted into or exchanged for cash, securities or other property, except a transaction where (A) our voting shares are converted into or exchanged for voting shares of the surviving or transferee corporation (other than voting shares that mature or are redeemable for cash or debt securities before the maturity date of the new notes) and (B) immediately after such transaction no “person” or “group,” excluding “permitted holders,” is the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power of the surviving or transferee corporation;

(3) at any time during any consecutive two-year period, the following persons cease for any reason to constitute a majority of our board of directors: (A) individuals who at the beginning of such period constituted our board of directors or (B) any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved; or

(4) we are liquidated or dissolved or adopt a plan of liquidation.

“beneficial owner” will be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, and will include, with respect to any securities, any person having the right to acquire those securities, whether immediately or after the passage of time, upon the happening of an event or otherwise.

“permitted holders” means:

(1) any of Charles W. Lamar, III and Kevin P. Reilly, Sr., members of their immediate families or any lineal descendant of any of those persons and the immediate families of any lineal descendant of those persons;

(2) any trust, to the extent it is for the benefit of any of the persons listed under clause (1) above; or

(3) any person, entity or group of persons controlled by any of the persons listed under clause (1) or (2) above.

Mergers and Sales of Assets by Us

We will not consolidate with or merge into any other person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person, unless:

•	the person formed by such consolidation or into or with which we are merged or the person to which its properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than us, has expressly assumed all of our obligations, including the payment of the principal of, premium, if any, and interest on the new notes and the performance of the other covenants under the indenture; and

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

The following will be events of default in respect of the new notes:

(1) we fail to pay any principal of or premium, if any, on any new note when it becomes due including pursuant to an offer by us to repurchase the new notes upon a change of control;

(2) we fail to pay any interest on any new note within 30 days after it becomes due;

(3) we fail to provide notice in the event of a change of control or fundamental change;

(4) we fail to convert, following the exercise of a holder’s right to convert, or deliver when due any portion of the principal amount or conversion value of a new note in accordance with the indenture;

(5) we fail to observe or perform any other covenant in the new notes or the indenture for 45 days after written notice has been sent to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding new notes;

(6) we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or our significant subsidiaries then have more than $25.0 million in outstanding indebtedness, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of the indebtedness;

(7) any final judgment or judgments which can no longer be appealed for the payment of more than $25.0 million in money (not covered by insurance) is rendered against us or our significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

(8) certain events occur involving bankruptcy, insolvency or reorganization of us or our significant subsidiaries.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. However, the holders of a majority in aggregate principal amount of the outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

If an event of default, other than an event of default specified in clause (8) above, occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding new notes may accelerate the maturity of all new notes, in which case the entire aggregate principal amount of the new notes plus accrued interest to the date of acceleration will be immediately due and payable. At any time after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new notes may, under certain circumstances as set forth in the indenture, rescind and annul such acceleration if all events of default, other than the nonpayment of principal of the new notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) occurs and is continuing, then the principal of, and accrued interest on, all of the new notes shall automatically become immediately due and payable without any declaration or other act on the part of the holders of the new notes or the trustee. For information as to waiver of defaults, see “— Modification and Waiver” below.

You will have no right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	you have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding new notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding new notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days of such request.

Those limitations do not apply to a suit instituted by a holder for the enforcement of (a) a payment of the principal of or premium, if any, or interest on a new note on or after the respective due dates expressed in such new note or (b) of the right to convert a new note in accordance with the indenture.

We will furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default in such performance.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders, amend the indenture or the new notes, or supplement the indenture, for certain specified purposes, including:

•	to provide that the surviving entity following a change of control of us permitted under the indenture shall assume all of our obligations under the indenture and new notes;

•	to provide for uncertificated new notes in addition to certificated new notes;

•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

•	to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder; and

•	to appoint a successor trustee under the indenture.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding new notes, amend or supplement the indenture or the new notes, or waive compliance in a particular instance by us with any provision of the indenture or the new notes; but without the consent of each holder affected by such action, we may not modify or supplement the indenture or the new notes or waive compliance with any provision of the indenture or the new notes in order to:

•	reduce the amount of new notes whose holders must consent to an amendment, supplement or waiver to the indenture or the new notes;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or premium on or change the stated maturity;

•	make any new note payable in money other than that stated in the new note;

•	change the amount or time of any payment required or reduce the premium payable upon any repurchase, or change the time before which no such repurchase may be made;

•	waive a default on the payment of the principal of or interest on any new note, or any repurchase payment;

•	impair the right of any holder to convert any new note;

•	impair or adversely affect the right to bring a suit to enforce the right to receive payment on or convert any new note;

•	adversely affect the right to require us to repurchase the new notes upon a change of control;

•	reduce or adversely affect the right to receive the repurchase price for the new notes; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by such action.

Notices

As long as we issue the new notes in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue the new notes in non-global form, notices to holders will be given by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given three business days after the mailing of the notice. In addition, notice will be given to holders by release made to Reuters Economic Services and Bloomberg Business News.

Satisfaction, Discharge, and Defeasance

The new notes will not be subject to satisfaction, discharge or defeasance.

Governing Law

The indenture and the new notes will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

The trustee or conversion agent for the holders of the new notes will be The Bank of New York Trust Company, N.A.

In case an event of default has occurred, and has not been cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. However, the trustee will have no obligation to exercise any of its rights or powers under the indenture at the request of the holders, unless they have offered to the trustee reasonable security or indemnity.

The indenture and the Trust Indenture Act contain limitations on the rights of the trustee, should the trustee become our creditor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with us or any of our affiliates. If, however, the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate the conflict or resign.

Book-Entry System

DTC will act as depositary for the new notes. The new notes will be issued only as (one or more) fully-registered global notes, representing the total aggregate principal amount of the new notes, and will be deposited with the trustee as custodian for DTC, in New York, New York. The global notes will be registered in the name of Cede & Co. or other nominee of DTC, for credit to an account of a direct or indirect participant in DTC as described below.

Except as described below:

•	the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee; and

•	beneficial interests in the global notes may not be exchanged for new notes in certificated form.

Exchanges of Book-Entry New Notes for Registered, Certificated New Notes

A beneficial interest in a global note will be exchanged for a new note in registered, certificated form only if:

•	DTC (A)(i) notifies Lamar Advertising that it is unwilling or unable to continue as depositary for the global note or (ii) has ceased to be a clearing agency registered under the Exchange Act, and (B) Lamar Advertising fails to appoint a successor depositary within 90 days; or

•	an event of default or an event which after notice or lapse of time or both would be an event of default has occurred and is continuing in respect of the new notes.

In either case, registered, certificated new notes delivered in exchange for any global note or beneficial interests in the global note will be registered with Lamar Advertising or its agent in the names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures. Following any such delivery of registered, certificated new notes, transfer of a new note may be effected only be surrender of the old note and either the reissuance by Lamar Advertising of the old note to the new holder or the issuance by Lamar Advertising of a new instrument to the new holder.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Those laws may impair the ability to transfer beneficial interests in a global note so long as the new notes are represented by global certificates. In addition, because DTC can act only on behalf of its participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

DTC

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue new notes in certificated form in exchange for global notes.

Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) or participants (with respect to interests of persons held by such participants on their behalf).

As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the new notes represented by such global note for all purposes under the indenture and the new notes. Except in the limited circumstances described in the first paragraph under “— Exchanges of Book-Entry New Notes for Registered, Certificated New Notes,” owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of new notes in definitive form and will not be considered the owners or holders of the global note, or any new notes represented by the global note, under the new notes indenture or the new notes. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if not a participant, those of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture or such new note.

Payments, transfers, deliveries, exchanges and other matters relating to the beneficial interests in global notes may be subject to various policies and procedures adopted by DTC from time to time.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants that have accounts with DTC to which interests in the global notes are credited, and only in respect of such portion of the aggregate principal amount of the new notes as to which such participants have given such direction. However, if there is an event of default in respect of the new notes, DTC reserves the right to exchange the global notes for new notes in certificated form, and to distribute such new notes to its participants.

Neither we, nor the trustee nor any of our agent nor their agents will have any responsibility for the performance by DTC or its participants of their obligations under the rules and procedures governing DTC’s operations, including maintaining, supervising or reviewing any of DTC’s or such participants’ records relating to, or payments made on account of, beneficial ownership interests in global notes.

Payment and Conversion

The trustee will make payments in respect of the principal of, and premium, if any, and interest on, or the repurchase price of, any global note to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, Lamar Advertising and the trustee will treat the persons in whose names the new notes, including the global notes, are registered as the owners of the new notes for the purpose of receiving such payments and for any other purposes.

Conversion will be effected by DTC upon notice from the holder of a beneficial interest in a global note in accordance with its rules and procedures. New notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described above under “— Conversion Rights.”

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Calculations in Respect of the New Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the new notes. These calculations include, but are not limited to, determinations of the conversion price and conversion rate applicable to the new notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the new notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of new notes upon request within 20 business days of the effective date of any adjustments.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the exchange of outstanding notes for new notes pursuant to the exchange offer, and does not purport to provide a complete analysis of all potential tax considerations. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all of which are subject to change. Any such change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect. This summary applies only to persons who hold the outstanding notes and the new notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes) and does not address the tax consequences to subsequent purchasers of the notes. This summary does not discuss all aspects of United States federal income taxation that may be relevant to holders in light of their special circumstances or to holders subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons who hold the notes through a partnership or other passthrough entity, persons subject to alternative minimum tax, persons holding the notes as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens). This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the law of any state, local, foreign or other taxing jurisdiction.

You are urged to consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws and the laws of any state, local, foreign or other taxing jurisdiction.

As used in this summary, the term “U.S. holder” means a beneficial owner of a note that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of a note (other than a partnership) that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the United States federal income tax consequences of the exchange of outstanding notes for new notes pursuant to the exchange offer.

Tax Consequences to Tendering U.S. Holders

Characterization of the Exchange

In general, the modification of a debt instrument, whether effected pursuant to an amendment of the terms of the debt instrument or an actual exchange of an existing debt instrument for a new debt instrument, will be treated for U.S. federal income tax purposes as an exchange of the existing debt instrument for a new debt instrument (a “Tax Exchange”) only if there is deemed to be a “significant modification” of the existing debt instrument. A modification will be considered significant if, based on all the facts and circumstances, the legal rights and obligations under the new debt instrument differ from those under the existing debt instrument to a degree that is economically significant. There is no statutory, administrative or judicial authority that addresses the U.S. federal income tax treatment of an exchange with the specific terms of the exchange offer. Therefore, it is not clear whether the exchange of the outstanding notes for new notes will be treated as a significant modification of the terms of the outstanding notes for U.S. federal income tax purposes. As a result, we have not obtained an opinion of counsel regarding whether the exchange will constitute a “significant modification” of the outstanding notes. Notwithstanding this lack of specific guidance, we believe and intend to take the position, that the exchange of the outstanding notes for the new notes should not constitute a significant modification of the terms of the outstanding notes, because we believe the legal rights and obligations created by the new notes do not differ from the legal rights and obligations created by the outstanding notes to a degree that is economically significant. That position is subject to uncertainty, however, and could be challenged by the IRS.

Treatment If Exchange Is Not a Tax Exchange

If, consistent with our position, the exchange of the outstanding notes for the new notes does not constitute a significant modification of the terms of the outstanding notes, the new notes will be treated as a continuation of the outstanding notes. In that case, except with respect to the receipt of the exchange fee (as discussed below), there will be no U.S. federal income tax consequences to a U.S. Holder who exchanges outstanding notes for new notes pursuant to the exchange offer, and the U.S. Holder’s tax basis and holding period in the new notes will be the same as the U.S. Holder’s tax basis and holding period in the outstanding notes exchanged therefor.

Treatment If Exchange is a Tax Exchange

The IRS may not agree that the exchange of outstanding notes for new notes does not result in a significant modification of the terms of the outstanding notes. If the exchange were treated as a significant modification of the outstanding notes, the tax consequences of the exchange would depend on whether the notes are considered “securities” for U.S. federal income tax purposes. We intend to take the position that the outstanding notes and the new notes will constitute securities for United States federal income tax purposes. However, the matter is not free from doubt. The determination of whether a debt instrument constitutes a security depends upon an evaluation of all of the terms and conditions of, and other facts and circumstances relating to the instrument, with the term of the instrument usually regarded as one of the most significant factors, and upon the application of numerous judicial and administrative decisions and rulings. If both the outstanding notes and the new notes constitute securities for United States federal income tax purposes, the exchange should qualify as a recapitalization (and therefore, a generally tax-free reorganization), and U.S. Holders of the outstanding notes should not recognize any gain or loss on the exchange, except with respect to the exchange fee (as discussed below). U.S. Holders should generally have a tax basis in the new notes equal to their tax basis in the outstanding notes decreased by any exchange fee received and increased by any gain recognized, and should have a holding period for the new notes that includes the holding period for the outstanding notes.

If the exchange of the outstanding notes for the new notes were not to qualify for treatment as a recapitalization, a U.S. Holder of the outstanding notes would recognize gain or loss for U.S. federal income tax purposes upon the exchange in an amount equal to the difference between (i) the U.S. Holder’s adjusted tax basis in the outstanding notes and (ii) the sum of the issue price of the new notes deemed to be received in exchange therefor and any exchange fee received. Generally, a U.S. Holder’s “adjusted tax basis” for an outstanding note will be equal to the cost of the note to the U.S. Holder, increased, if applicable, by any market discount (described below) previously included in income by the U.S. Holder under an election to include market discount in gross income currently as it accrues (including any market discount included in the taxable year of the exchange prior to the date of the exchange), and reduced (but not below zero) by the accrual of any amortizable bond premium which the U.S. Holder has previously elected to offset against interest payments on the note. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the outstanding notes and not previously included in income by the U.S. Holder, any gain or loss would be capital gain or loss and would be long-term capital gain or loss if the U.S. Holder held the outstanding notes for more than one year on the date of the exchange. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. A U.S. Holder’s holding period for a new note would commence on the date immediately following the date of the exchange, and the U.S. Holder’s initial tax basis in the new note would be the issue price of the new note.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased an outstanding note with “market discount.” Subject to a statutory de minimis exception, market discount is the excess of the principal amount of the note over a U.S. Holder’s tax basis in the note immediately after its acquisition. In general, unless a U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by the U.S. Holder on the sale, exchange or other disposition of a note having market discount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) while the note was held by the U.S. Holder. If the exchange qualifies as a recapitalization, however, any market discount on the outstanding notes prior to the exchange that exceeds the exchange fee would survive the exchange, although some or all of the market discount could effectively be converted into original issue discount, as described below.

If the exchange of outstanding notes for new notes were treated either as a recapitalization or a taxable exchange, the tax treatment of the new notes would depend on the “issue price” of the new notes and could differ significantly from that of the outstanding notes. If either the outstanding notes or the new notes are properly treated as traded on an established securities market within the meaning of Section 1273(b) of the Code, the issue price of the new notes would be the fair market value of the outstanding notes or the new notes, as applicable. In such case, the new notes would be issued with original issue discount if their stated redemption price at maturity (generally, the amount we are required to pay upon maturity of the new notes) exceeded their issue price, or, alternatively, would be issued with bond premium if a U.S. Holder’s adjusted tax basis in the new notes exceeded their stated redemption price at maturity. If neither the outstanding notes nor the new notes are properly treated as traded on an established securities market, then because the interest rate on the new notes is less than the applicable federal rate for a debt instrument with a term equal to the term of the new notes, the issue price of the new notes would equal their “imputed principal amount.” The imputed principal amount of a new note generally would equal the sum of the present values of all payments due under the new note, using a discount rate equal to the applicable federal rate in effect at the time of the exchange. In such case, a new note would be issued with original issue discount, because the issue price of the new note would be less than its stated redemption price at maturity.

Subject to a statutory de minimis exception, a U.S. Holder would be required to include any original issue discount in respect of the new notes in income on a constant yield to maturity basis over the term of the new notes and in advance of the receipt of cash payments attributable to such income. Subject to applicable limitations, a U.S. Holder could elect to amortize any bond premium in respect of the new notes as an offset to interest income otherwise required to be included in income in respect of the new notes during the taxable year.

Treatment of Exchange Fee

Although the matter is not free from doubt, we intend to treat the payment of the exchange fee as consideration to holders for participating in the exchange offer, and such payments will be reported to U.S. Holders and to the IRS for information reporting purposes in accordance with this treatment. Under this treatment, a U.S. Holder participating in the exchange offer will be required to include the exchange fee in ordinary income, for U.S. federal income tax purposes, in the taxable year in which the exchange fee is accrued or received in accordance with such holder’s regular method of tax accounting. If the exchange of outstanding notes for new notes were treated either as a recapitalization or a taxable exchange, the exchange fee would likely be treated as additional consideration received in the exchange. If the exchange were treated as a recapitalization, as discussed above, a U.S. Holder would recognize any gain on the exchange to the extent that such gain did not exceed the exchange fee received.

Conversion of a New Note

If a U.S. Holder participating in the exchange subsequently presents a new note for conversion, and we elect to delivery solely cash to settle our conversion obligation, the U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the new note. If a U.S. Holder participating in the exchange subsequently presents a new note for conversion, and we elect to deliver a combination of cash and shares of our Class A common stock to settle our conversion obligation, the U.S. federal income tax treatment is not entirely clear, because there is no statutory, administrative or judicial authority specifically addressing the tax consequences of such a payment upon conversion of a note. A U.S. Holder may be treated as exchanging the new note for Class A common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. Holder generally would not recognize loss, but would recognize gain in an amount equal to the lesser of the gain “realized” (i.e., the excess, if any, of the fair market value of the common shares received upon the exchange plus cash received over the U.S. Holder’s adjusted tax basis in the new notes tendered in exchange therefor) and the cash received. The U.S. Holder’s adjusted tax basis in the Class A common stock received generally would equal the adjusted tax basis of the new note, decreased by the amount of cash received, and increased by the amount of gain recognized.

Alternatively, if the exchange of a new note for cash and Class A common stock is not treated as a recapitalization, the cash payment received by a U.S. Holder may be treated as proceeds from the sale of a portion of the new note, and any Class A common stock may be treated as received upon conversion of a portion of the new note. The U.S. Holder’s aggregate tax basis in the new note would be allocated pro rata between the portion of the new note treated as sold and the portion of the new note treated as converted into Class A common stock. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the new note treated as sold equal to the difference between the amount of cash received by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the portion of the new note treated as sold. A U.S. Holder generally would not recognize any gain or loss with respect to the portion of the new note treated as converted into Class A common stock. The U.S. Holder’s tax basis in the Class A common stock would equal the tax basis allocated to the portion of the new note treated as converted into the Class A common stock. The U.S. Holder’s holding period for the Class A common stock would include the U.S. Holder’s holding period attributable to the new note.

If a U.S. Holder participating in the exchange subsequently presents a new note for conversion and we elect to deliver solely shares of our Class A common stock to settle our conversion obligation, the U.S. Holder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of common stock. Such holder’s tax basis in the Class A common stock received on conversion of the new note will be the same as such holder’s adjusted tax basis in the new note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Class A common stock received on conversion generally will include the holding period of the new note converted. Cash received in lieu of a fractional share of Class A common stock generally will be treated as a payment in exchange for the fractional share of Class A common stock. Accordingly, the receipt of cash in lieu of a fractional share of Class A common stock generally will result in gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share.

The gain or loss recognized by a U.S. Holder upon conversion of a new note generally would be capital gain or loss (treated as ordinary income to the extent of accrued “market discount” not previously included in income) and would be long-term capital gain or loss if the U.S. Holder’s holding period attributable to the new note exceeded one year at the time of the conversion. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Conversion Rate Adjustments

Holders of convertible debt instruments such as the new notes may, in some circumstances, be deemed to have received distributions of stock if the conversion rate of such instruments is adjusted or there is a failure to provide for an adjustment, to the extent the adjustment results in an increase in the holder’s proportionate interest in our earnings and profits or assets. However, adjustments to the conversion rate made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments generally will not be considered to result in a constructive distribution of stock. Some of the possible adjustments provided in the new notes (including without limitation, adjustments in respect of taxable dividends to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula and generally will result in a constructive stock distribution. If a holder converts a new note in connection with certain fundamental changes, the adjustment to the conversion rate of the note (as described under “Description of the New Notes — Conversion Rate Adjustments — Make Whole Upon Fundamental Change”) also may result in a constructive stock distribution. Any such constructive stock distributions resulting from a conversion rate adjustment will be taxable as dividends to the extent of our current and accumulated earnings and profits, even though holders may not have received any cash or property as a result of such adjustments. A holder’s tax basis in the new notes generally will be increased by the amount of any constructive dividend included in taxable income In certain circumstances, it is also possible that the amendment to the new notes upon the occurrence of a public acquirer fundamental change to entitle holders to convert new notes into cash and shares of public acquirer common stock (as described under “Description of the New Notes — Conversion Rate Adjustments — Fundamental Change Involving a Public Acquirer Fundamental Change”) may give rise to a taxable event. Holders should consult their own tax advisors concerning the tax consequences to them of such adjustments to the conversion rate of the new notes.

Tax Consequences to Tendering Non-U.S. Holders

Exchange of Outstanding Notes for New Notes

If the exchange were treated either as a recapitalization or a taxable exchange, non-U.S. Holders generally would not be subject to U.S. federal income tax on gain recognized in connection with such exchange unless income in respect of the notes is treated as effectively connected with the conduct of a trade or business by the non-U.S. Holder in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. Holder) or, in the case of a non-resident alien individual non-U.S. Holder, the non-U.S. Holder is present in the United States for 183 days or more in the year of the exchange and certain other conditions are met. In such case, the U.S. federal income tax consequences to such non-U.S. Holder would be the same as those applicable to U.S. Holders described above.

Treatment of Exchange Fee

As described above with respect to U.S. Holders, we currently intend to treat the exchange fee as consideration to holders for participating in the exchange offer. Accordingly, the exchange fee paid to a non-U.S. Holder will be treated as subject to U.S. federal withholding tax at a rate of 30% unless (i) the exchange fee is treated as effectively connected to the conduct of a trade or business by the non-U.S. Holder in the United States and the non-U.S. Holder provides a properly executed Form W-8ECI or (ii) a tax treaty either eliminates or reduces such withholding tax and the non-U.S. Holder provides a properly executed Form W-8BEN claiming treaty benefits.

Conversion Rate Adjustments

The conversion rate of the new notes is subject to adjustment in some circumstances. Any such adjustment or failure to make an adjustment could, in some circumstances, give rise to a deemed distribution that is taxable as a dividend to non-U.S. holders or otherwise result in a taxable event. See “Tax Consequences to Tendering U.S. Holders — Conversion Rate Adjustments,” above.

The preceding discussion of the material U.S. federal income tax consequences of the exchange of outstanding notes for new notes is for general information only. It is not tax advice. Investors considering the exchange of their outstanding notes for new notes pursuant to the exchange offer should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences of the exchange offer under the U.S. federal estate or gift tax laws and foreign, state or local tax laws and tax treaties.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of (i) 175,000,000 shares of Class A common stock, $0.001 par value per share, (ii) 37,500,000 shares of Class B common stock, $0.001 par value per share, (iii) 10,000 shares of Class A preferred stock, $638 par value per share, and (iv) 1,000,000 undesignated shares of preferred stock, $0.001 par value per share, of which 5,720 shares have been designated Series AA preferred stock. The following summary of our capital stock is qualified in its entirety by reference to our certificate of incorporation, as amended, and by-laws, as amended.

Common Stock

As of May 15, 2007, there were 82,723,674 shares of Class A common stock and 15,397,865 shares of Class B common stock issued and outstanding.

Voting Rights; Conversion of Class B Common Stock

The Class A common stock and Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one vote and a share of Class B common stock entitles the holder to ten votes. Except as required by Delaware law, the holders of Class A common stock and Class B common stock vote together as a single class. Each share of Class B common stock is convertible at the option of its holder into one share of Class A common stock at any time. In addition, each share of Class B common stock converts automatically into one share of Class A common stock upon the sale or other transfer of such share of Class B common stock to a person who, or entity which, is not a permitted transferee. “Permitted transferees” include (1) Kevin P. Reilly, Sr.; (2) a descendant of Kevin P. Reilly, Sr.; (3) a spouse or surviving spouse (even if remarried) of any individual named or described in (1) or (2) above; (4) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (1), (2) and (3) above; and (5) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (1), (2), (3) and (4) above. Furthermore, each share of Class B common stock converts automatically into one share of Class A common stock in the event the number of outstanding shares of Class B common stock falls below 10% of the total number of outstanding shares of Class A and Class B common stock taken together.

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the certificate of incorporation that would increase or decrease the par value of such class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such Class Adversely.

Our certificate of incorporation, however, allows for amendments to increase or decrease the number of authorized shares of Class A common stock or Class B common stock without a separate vote of either class.

Dividends; Liquidation Rights

All of the outstanding shares of common stock are fully paid and nonassessable. In the event of our liquidation or dissolution, following any required distribution to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. Because we are a holding company with no significant assets or independent operations, we can only pay dividends declared by the board of directors to the extent that cash can be upstreamed to us from our subsidiaries for this purpose. Lamar Media’s existing indentures and bank credit facility restrict the amount of dividends that may be paid to us. Subject to the preferential rights of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive dividends. No dividend may be paid in cash or property on any share of either class of common stock unless simultaneously the same dividend is paid on each share of the other class of common stock. If a stock dividend is declared, holders of a specific class of common stock will be entitled to receive only additional shares of the same class.

Other Provisions

The common stock is redeemable in the manner and on the conditions permitted under Delaware law and as may be authorized by the board of directors. Holders of common stock have no right to subscribe to new issuances of common stock. Any outstanding shares of Class A or Class B common stock, which Lamar Advertising subdivides by stock split or recapitalization, or combines by reverse stock split or otherwise, will be subdivided or combined on an equal basis.

Transfer Agent

American Stock Transfer and Trust Company serves as the transfer agent and registrar for the Class A common stock.

Series AA Preferred Stock

As of March 31, 2007, there were 5,719.49 shares of Series AA preferred stock issued and outstanding, all of which are fully paid and nonassessable.

Rank

The Series AA preferred stock ranks senior to the common stock with respect to dividends and upon our dissolution or liquidation.

Dividends

Holders of shares of Series AA preferred stock are entitled to receive distributions if declared by the board of directors out of funds legally available to make such payments, cash dividends at a rate of $15.95 per share per quarter. Dividends accrue and cumulate from the date of issuance of the shares and are paid quarterly. As of the date of this prospectus, we are current with all these quarterly dividend payments. We intend to continue paying dividends on the Series AA preferred stock.

Dissolution or Liquidation

Upon our voluntary or involuntary dissolution or liquidation, the holders of the Series AA preferred stock are entitled to receive, before any payment may be made or any assets distributed to the holders of common stock, the sum of $638 per share and any dividends accrued and unpaid on the stock. Upon any dissolution or liquidation, whether voluntary or involuntary, if the assets distributed among the holders of the Series AA preferred stock are insufficient to permit the payment to a stockholder of the full preferential amounts to which they are entitled, then all of our assets to be distributed upon dissolution or liquidation will be distributed to the holders of Series AA preferred stock before any distribution to holders of common stock. A merger or consolidation of us with or into any other corporation or corporations is not considered to be a dissolution or liquidation.

Voting Rights

Holders of Series AA preferred stock are entitled to one vote per share.

Class A Preferred Stock

We currently have authorized 10,000 shares of Class A preferred stock, none of which are issued and outstanding as of the date of this prospectus. The Class A preferred stock has substantially identical rights, preferences and privileges to the Series AA preferred stock, except that the Class A preferred stock does not have any voting rights other than as required under the General Corporation Law of the State of Delaware.

Additional Preferred Stock

We currently have authorized 994,280 shares of undesignated preferred stock, none of which were issued and outstanding as of the date of this prospectus. Under Delaware law and our certificate of incorporation, we may issue shares of undesignated preferred stock from time to time, in one or more classes or series, as authorized by our board of directors, generally without the approval of our stockholders.

Subject to limitations prescribed by Delaware law and our certificate of incorporation and by-laws, the board of directors can fix the number of shares constituting each class or series of preferred stock and the designations, powers, preferences and other rights of such series as well as the qualifications, limitations or restrictions on such powers, preferences and rights. These may include such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or duly authorized committee.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances) or (3) the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

LEGAL MATTERS

The validity of the new notes and Class A common stock offered hereby will be passed upon for us by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the dealer-manager by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of Lamar Advertising Company and subsidiaries and Lamar Media Corp. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The exchange agent for the exchange offer is:

The Bank of New York Trust Company, N.A.

By Facsimile: Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, N.Y. 10286 Attn: Mr. William Buckley Fax: (212) 298-1915	By Registered or Certified Mail: Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, N.Y. 10286 Attn: Mr. William Buckley Telephone: (212) 815-5788	By Hand/Overnight Delivery: Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, N.Y. 10286 Attn: Mr. William Buckley Telephone: (212) 815-5788

For Confirmation by Telephone: (212) 815-5788

Questions, requests for assistance and requests for additional copies of this prospectus and related letter of transmittal may be directed to the information agent or the dealer-manager at each of their addresses set forth below:

The information agent for the exchange offer is:

The Altman Group
1200 Wall Street West
3rd Floor
Lyndhurst, NJ 07071
Holders call toll-free: (866) 416-0551
Banks and Brokers call: (201) 806-7300
Fax: (201) 460-0050

The dealer-manager for the exchange offer is:

Wachovia Capital Markets, LLC
375 Park Avenue
New York, NY 10152
(800) 367-8652 (U.S. toll-free)
(212) 214-6077 (collect)

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of officers and directors.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 5551 Corporate Boulevard, Baton Rouge, LA 70808, Tel: (225) 926-1000, Attention: Chief Financial Officer.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants us the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in our right where the person involved is adjudged to be liable to us except to the extent approved by a court.

Our By-laws provide that any person who is made a party to any action or proceeding because such person is or was our director or officer will be indemnified and held harmless against all claims, liabilities and expenses, including those expenses incurred in defending a claim and amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the board of directors, if such person has not acted, or in the judgment of our shareholders or directors has not acted, with willful or intentional misconduct. The indemnification provided for in our By-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

Our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

We carry Directors’ and Officers’ insurance which covers our directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers.

Item 21. Exhibits and financial statement schedules.

(a) See Exhibit Index immediately following the signature pages.

Item 22. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b)(3) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on May 31, 2007.

LAMAR ADVERTISING COMPANY

By:	/s/ Kevin P. Reilly, Jr.
Kevin P. Reilly, Jr.
President

POWER OF ATTORNEY

The undersigned, in the capacities specified below, hereby severally constitute and appoint Kevin P. Reilly, Jr. and Keith A. Istre and each of them singly, our true and lawful attorneys, with full power of substitution to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including Pre- and Post-Effective Amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin P. Reilly, Jr. Kevin P. Reilly, Jr.	Director and Principal Executive Officer	May 31, 2007

/s/ Keith A. Istre Keith A. Istre	Principal Financial and Accounting Officer	May 31, 2007

/s/ John Maxwell Hamilton John Maxwell Hamilton	Director	May 31, 2007

/s/ Robert M. Jelenic Robert M. Jelenic	Director	May 31, 2007

/s/ Stephen P. Mumblow Stephen P. Mumblow	Director	May 31, 2007

/s/ Thomas V. Reifenheiser Thomas V. Reifenheiser	Director	May 31, 2007

/s/ Anna Reilly Anna Reilly	Director	May 31, 2007

/s/ Wendell Reilly Wendell Reilly	Director	May 31, 2007

INDEX TO EXHIBITS

Exhibit
Number		Description	Method of Filing

1	(a)	Form of Dealer Manager Agreement.	Filed herewith.

3	(a)	Restated Certificate of Incorporation of the Company.	Previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K (File No. 0-30242) filed on February 22, 2006 and incorporated herein by reference.

3	(b)	Amended and Restated Bylaws of the Company.	Previously filed as Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1999 (File No. 0-20833) filed on August 16, 1999, and incorporated herein by reference.

4	(a)	Specimen certificate for the shares of Class A common stock of the Company.	Previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-05479), and incorporated herein by reference.

4	(b)	Senior Secured Note dated as of May 19, 1993.	Previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 33-59624), and incorporated herein by reference.

4	(h)	Indenture dated as of September 24, 1986 relating to the Company’s 8% Unsecured Subordinated Debentures.	Previously filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 33-59624), and incorporated herein by reference.

4	(i)(1)	Indenture dated May 15, 1993 relating to the Company’s 11% Senior Secured Notes due May 15, 2003.	Previously filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 33-59624), and incorporated herein by reference.

4	(i)(2)	Form of Subordinated Note.	Previously filed as Exhibit 4.8 to the Registration Statement on Form S-1 (File No. 333-05479), and incorporated herein by reference.

4	(i)(3)	First Supplemental Indenture dated as of July 30, 1996 relating to the Company’s 11% Senior Secured Notes due May 15, 2003.	Previously filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-1(File No. 333-05479), and incorporated herein by reference.

4	(i)(4)	Form of Second Supplemental Indenture in the form of an Amended and Restated Indenture dated as of November 8, 1996 relating to the Company’s 11% Senior Secured Notes due May 15, 2003.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 1-12407) filed on November 15, 1996, and incorporated herein by reference.

4	(i)(5)	Notice of Trustee dated November 8, 1996 with respect to the release of the security interest in the Trustee on behalf of the holders of the Company’s 11% Senior Secured Notes due May 15, 2003.	Previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 1-12407) filed on November 15, 1996, and incorporated herein by reference.

Exhibit
Number		Description	Method of Filing

4	(j)(1)	Indenture dated as of December 23, 2002 between Lamar Media, certain subsidiaries of Lamar Media, as guarantors and Wachovia Bank of Delaware, National, as trustee.	Previously filed as Exhibit 4.1 to Lamar Media’s Current Report on Form 8-K (File No. 0-20833) filed on December 27, 2002, and incorporated herein by reference.

4	(j)(2)	Form of 7 1/4% Notes Due 2013.	Previously filed as Exhibit 4.2 to Lamar Media’s Current Report on Form 8-K (File No. 0-20833) filed on December 27, 2002, and incorporated herein by reference.

4	(j)(3)	Form of Exchange Note.	Previously filed as Exhibit 4.29 to Lamar Media’s Registration Statement on Form S-4 (File No. 333-102634) filed on January 21, 2003, and incorporated herein by reference.

4	(j)(4)	Supplemental Indenture to the Indenture dated as of December 23, 2002 among Lamar Media, certain of its subsidiaries and Wachovia Bank of Delaware, National Association, as Trustee, dated as of June 9, 2003.	Previously filed as Exhibit 4.31 to Lamar Media’s Registration Statement on Form S-4 (File No. 333-107427) filed on July 29, 2003, and incorporated herein by reference.

4	(j)(5)	Supplemental Indenture to the Indenture dated December 23, 2002 among Lamar Media, certain of its subsidiaries and Wachovia Bank of Delaware, National Association, as Trustee, dated October 7, 2003.	Previously filed as Exhibit 4.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 1-12407) filed on November 5, 2003, and incorporated herein by reference.

4	(j)(6)	Supplemental Indenture to the Indenture dated as of December 23, 2002 among Lamar Media, Lamar Canadian Outdoor Company and Wachovia Bank of Delaware, National Association, as Trustee, dated as of April 5, 2004.	Previously filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2004 (File No. 0-30242) filed on August 6, 2004, and incorporated herein by reference.

4	(j)(7)	Supplemental Indenture to Indenture dated as of December 23, 2002 among Lamar Media, certain of its subsidiaries and Wachovia Bank of Delaware, National Association, as Trustee, dated as of January 19, 2005.	Previously filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 (File No. 0-30242) filed on May 6, 2005, and incorporated herein by reference.

4	(j)(8)	Release of Guaranty under the Indenture dated as of December 23, 2002 between Lamar Media, certain of its subsidiaries named therein, and Wachovia Bank of Delaware, National Association, as Trustee, by the Trustee, dated as of December 30, 2005.	Previously filed as Exhibit 4.19 to Lamar Media’s Annual Report on Form 10-K for fiscal year ended December 31, 2005 (File No. 1-12407) filed on March 15, 2006, and incorporated herein by reference.

4	(k)(1)	Indenture dated as of June 16, 2003 between Lamar Media and Wachovia Bank of Delaware, National Association, as Trustee.	Previously filed as Exhibit 4.4 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 1-12407) filed on August 13, 2003, and incorporated herein by reference.

Exhibit
Number		Description	Method of Filing

4	(k)(2)	First Supplemental Indenture to the Indenture dated as of June 16, 2003 between Lamar Media and Wachovia Bank of Delaware, National Association, as Trustee, dated as of June 16, 2003.	Previously filed as Exhibit 4.5 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 1-12407) filed on August 13, 2003, and incorporated herein by reference.

4	(k)(3)	Form of Convertible Note relating to the Outstanding Notes.	Included in Exhibit 4(k)(2).

4	(k)(4)	Form of Second Supplemental Indenture to the Indenture dated as of June 16, 2003 between the Lamar Media and Bank of New York Trust Company, N.A. as Successor Trustee.	Filed herewith.

4	(k)(5)	Form of Convertible Note relating to New Notes.	Included in Exhibit 4(k)(4).

4	(l)(1)	Indenture dated as of August 16, 2005 between Lamar Media, the guarantors named therein, and The Bank of New York Trust Company, N.A., as trustee.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on August 18, 2005, and incorporated herein by reference.

4	(l)(2)	Form of Exchange Note.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K Form 8-K (1-12407) filed on August 18, 2005, and incorporated herein by reference.

4	(l)(3)	First Supplemental Indenture to the Indenture dated as of August 16, 2005, among Lamar Media Corp., the Guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, dated as of December 11, 2006.	Previously filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K (file No. 0-30242) filed on December 14, 2006, and incorporated herein by reference.

4	(l)(4)	Release of Guaranty under the Indenture dated as of August 16, 2005 between Lamar Media, the guarantors named therein, and The Bank of New York Trust Company, N.A., as Trustee, by the Trustee, dated as of December 30, 2005.	Previously filed as Exhibit 4.20 to Lamar Media’s Annual Report on Form 10-K for fiscal year ended December 31, 2005 (File No. 1-12407) filed on March 15, 2006, and incorporated herein by reference.

4	(m)	Indenture, dated as of August 17, 2006, between Lamar Media, the Guarantors named therein and the Bank of New York Trust Company, N.A., as trustee.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on August 18, 2006, and incorporated herein by reference.

4	(m)(1)	Form of Exchange Note.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on August 18, 2006, and incorporated herein by reference.

5	(a)	Opinion of Edwards Angell Palmer & Dodge LLP.	Filed herewith.

8	(a)	Tax Opinion of Edwards Angell Palmer & Dodge LLP.	Filed herewith.

Exhibit
Number		Description	Method of Filing

10	(a)(1)*	Lamar 1996 Equity Incentive Plan, as amended, as adopted by the Board of Directors on February 23, 2006.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on February 28, 2006, and incorporated herein by reference.

10	(a)(2)*	Form of Stock Option Agreement under the 1996 Equity Incentive Plan, as amended.	Previously filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-30242) filed on March 10, 2005, and incorporated herein by reference.

10	(b)*	2000 Employee Stock Purchase Plan.	Previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2000 (File No. 0-30242) filed on August 11, 2000, and incorporated herein by reference.

10	(c)*	Lamar Advertising Company Non-Management Director Compensation Plan.	Previously filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 (File No. 0-30242) filed on May 6, 2005, and incorporated herein by reference.

10	(d)(1)*	Lamar Deferred Compensation Plan, as adopted on December 8, 2005.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on December 14, 2005, and incorporated herein by reference.

10	(d)(2)*	Form of Trust Agreement for the Lamar Deferred Compensation Plan.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on December 14, 2005, and incorporated herein by reference.

10	(e)*	Form of Restricted Stock Agreement.	Previously filed as Exhibit 10.16 of the Company’s on Form 10-K for the year ended December 31, 2005 (File No. 0-30242) filed on March 15, 2006, and incorporated herein by reference.

10	(f)*	Summary of Compensatory Arrangements.	Previously filed on the Current Report on Form 8-K/A (File No. 0-30242) filed on February 22, 2006, and incorporated herein by reference.

10	(g)(1)	Credit Agreement dated as of March 7, 2003 between Lamar Media and the Subsidiary Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent.	Previously filed as Exhibit 10.38 to Lamar Media’s Registration Statement on Form S-4/A (File No. 333-102634) filed on March 18, 2003, and incorporated herein by reference.

10	(g)(2)	Amendment No. 1 dated as of January 28, 2004 to the Credit Agreement dated as of March 7, 2003 between Lamar Media, the Subsidiary Guarantors a party thereto and JPMorgan Chase Bank, as administrative agent for the lenders.	Previously filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 0-30242) filed on May 10, 2004, and incorporated herein by reference.

Exhibit
Number		Description	Method of Filing

10	(g)(3)	Joinder Agreement dated as of October 7, 2003 to Credit Agreement dated as of March 7, 2003 between Lamar Media and the Subsidiary Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent by Premere Outdoor, Inc.	Previously filed as Exhibit 10.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 1-12407) filed on November 5, 2003, and incorporated herein by reference.

10	(g)(4)	Joinder Agreement dated as of April 19, 2004 to Credit Agreement dated as of March 7, 2003 between Lamar Media and Lamar Canadian Outdoor Company, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent.	Previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2004 (File No. 0-30242) filed on August 6, 2004, and incorporated herein by reference.

10	(g)(5)	Joinder Agreement to Credit Agreement dated as of March 7, 2003 among Lamar Media, the Subsidiary Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, by certain of Lamar Media’s subsidiaries, dated as of January 19, 2005.	Previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 (File No. 0-30242) filed on May 6, 2005, and incorporated herein by reference.

10	(h)(1)	Credit Agreement dated as of September 30, 2005 between Lamar Media and JPMorgan Chase Bank, N.A., as Administrative Agent.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on September 30, 2005, and incorporated herein by reference.

10	(h)(2)	Amendment No. 1 dated as of October 5, 2006 to the Credit Agreement dated as of September 30, 2005 between Lamar Media, the Subsidiary Guarantors named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on October 6, 2006, and incorporated herein by reference.

10	(h)(3)	Amendment No. 2 dated as of December 11, 2006 to the Credit Agreement dated as of September 30, 2005 between Lamar Media Corp., the Subsidiary Borrower named therein, the Subsidiary Guarantors named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.	Previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K (file No. 0-30242) filed on December 14, 2006, and incorporated herein by reference.

10	(h)(4)	Joinder Agreement to Credit Agreement dated as of September 30, 2005 among Lamar Media, the Subsidiary Guarantors party thereto, the Lenders parties thereto, and JPMorgan Chase Bank, as Administrative Agent, by Daum Advertising Company, Inc., dated as of July 21, 2006.	Previously filed as Exhibit 10.18 to Lamar Media’s Form S-4 (File No. 333-138142) filed on October 23, 2006, and incorporated herein by reference.

10	(i)	Tranche C Term Loan Agreement dated as of February 6, 2004 between Lamar Media, the Subsidiary Guarantors a party thereto, the Tranche C Loan Lenders a party thereto and JPMorgan Chase Bank, as administrative agent.	Previously filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 0-30242) filed on May 10, 2004, and incorporated herein by reference.

Exhibit
Number		Description	Method of Filing

10	(j)	Tranche D Term Loan Agreement dated August 12, 2004 among Lamar Media, the Subsidiary Guarantors thereunder, the Lenders party thereto and JP Morgan Chase Bank, as Administrative Agent.	Previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004 (File No. 0-30242) filed on November 15, 2004, and incorporated herein by reference.

10	(k)	Series A Incremental Loan Agreement dated as of February 8, 2006 between Lamar Media, the Subsidiary Guarantors named therein, the Series A Incremental Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent for the Company.	Previously filed as Exhibit 10.15 of the Company’s on Form 10-K for the year ended December 31, 2005 (File No. 0-30242) filed on March 15, 2006, and incorporated herein by reference.

10	(l)	Series B Incremental Loan Agreement dated as of October 5, 2006 between Lamar Media, the Subsidiary Guarantors named therein, the Series B Incremental Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent for the Company.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (file No. 0-30242) filed on October 6, 2006, and incorporated herein by reference.

10	(m)	Series C Incremental Loan Agreement dated as of December 21, 2006 between Lamar Media Corp., Lamar Transit Advertising Canada Ltd., the Subsidiary Guarantors named therein, the Series C Incremental Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., Toronto Branch, acting as sub-agent of the Administrative Agent.	Previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K (file No. 0-30242) filed on December 22, 2006, and incorporated herein by reference.

10	(n)	Series D Incremental Loan Agreement dated as of January 17, 2007 between Lamar Advertising of Puerto Rico., Lamar Media, the Subsidiary Guarantors named therein, the Series D Incremental Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent.	Previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2007 (File No. 0-30242) filed on May 10, 2007, and incorporated herein by reference.

10	(o)	Series E Incremental Loan Agreement dated as of March 28, 2007 between Lamar Media, the Subsidiary Guarantors named therein, the Series E Incremental Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on March 29, 2007 and incorporated herein by reference.

10	(p)	Series F Incremental Loan Agreement dated as of March 28, 2007 between Lamar Media, the Subsidiary Guarantors named therein, the Series F Incremental Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on March 29, 2007 and incorporated herein by reference.

12	(a)	Statement regarding computation of earnings to fixed charges for the Company.	Filed herewith.

21	(a)	Subsidiaries of the Company.	Filed herewith.

Exhibit
Number		Description	Method of Filing

23	(a)	Consent of KPMG LLP.	Filed herewith.

23	(b)	Consent of Edwards Angell Palmer & Dodge LLP.	Included in Exhibit 5(a).

24	(a)	Power of Attorney.	Included on signature page of this Registration Statement.

25	(a)	Statement of Eligibility of Trustee on Form T-1.	Filed herewith.

99	(a)	Form of Letter of Transmittal.	Filed herewith.

99	(b)	Form of Notice of Guaranteed Delivery.	Filed herewith.

99	(c)	Form of Letter to Registered Holders and DTC Participants Regarding the Offer to Exchange.	Filed herewith.

99	(d)	Form of Letter to Beneficial Holders Regarding the Offer to Exchange.	Filed herewith.

*	Denotes management contract or compensatory plan or arrangement in which the executive officers or directors of the Company participate.